UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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LANTHEUS HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 16, 2018

To Our Stockholders:

We cordially invite you to attend Lantheus Holdings, Inc.’s 2018 Annual Meeting of Stockholders, to be held on Thursday, April 26, 2018 at 11:00 a.m. (Eastern Time) at the DoubleTree—Bedford Glen, located at 44 Middlesex Turnpike, Bedford, MA 01730.

The Notice of Internet Availability of Proxy Materials and the proxy statement that follow describe the business to be conducted at the meeting.

Your vote is important. We encourage you to vote by proxy in advance of the meeting, whether or not you plan to attend the meeting. On behalf of the Board of Directors, thank you for your continued investment in our company.

Sincerely,

Brian Markison

Chairman of the Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Meeting Date:	Thursday, April 26, 2018
Time:	11:00 a.m. (Eastern Time)
Place:	DoubleTree—Bedford Glen, located at 44 Middlesex Turnpike, Bedford, MA 01730

We are holding our 2018 Annual Meeting of Stockholders for the following purposes, which are described in more detail in the proxy statement to:

1.	elect four Class III directors to the Board of Directors;

2.	approve an amendment to the Amended and Restated Certificate of Incorporation of Lantheus Holdings, Inc. (our “Charter”) to eliminate the supermajority voting requirement for amendments to certain provisions of the Charter;

3.	approve an amendment to our Charter to permit holders of at least a majority of our common stock to call special meetings of the stockholders;

4.	approve an amendment to our Charter to delete various provisions related to our former sponsor that are no longer applicable; and

5.	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

At the meeting, we will also transact any other business as may properly come before the meeting or any adjournment or postponement thereof. Only stockholders of record as of the close of business on February 26, 2018 will be entitled to attend and vote at the meeting.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. We are sending to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of paper copies of our proxy materials and our 2017 Annual Report on Form 10-K. The Notice contains instructions on how to access those documents and to cast your vote via the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials and our Annual Report. All stockholders who do not receive the Notice will receive a paper copy of the proxy materials and the Annual Report by mail. This process allows us to provide our stockholders with the information they need on a more timely basis, while lowering the costs of printing and distributing our proxy materials and reducing the environmental impact.

Your vote is important. We encourage you to vote by proxy in advance of the meeting, whether or not you plan to attend the meeting. The proxy statement includes instructions on how to vote, including by Internet and telephone. If you hold your shares through a brokerage firm, bank, broker-dealer or other similar organization, please follow their instructions.

By order of the Board of Directors,

Daniel M. Niedzwiecki

Vice President, Deputy General Counsel and

Assistant Secretary

March 16, 2018

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 26, 2018.

The Lantheus Holdings, Inc. Proxy Statement and Annual Report are  available at http://www.proxydocs.com/lnth.

PROXY STATEMENT

2018 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 26, 2018

GENERAL INFORMATION

The Board of Directors (the “Board”) is making this proxy statement available to you on the Internet, or at your request has delivered printed versions to you by mail, in connection with the solicitation of proxies by the Board for our 2018 Annual Meeting of Stockholders to be held on Thursday, April 26, 2018 at 11:00 a.m. (Eastern Time) at the DoubleTree—Bedford Glen, located at 44 Middlesex Turnpike, Bedford, MA 01730, and any adjournment or postponement of that meeting (the “Annual Meeting”). If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting.

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners as of the record date identified below. The mailing of the Notice to our stockholders is scheduled to begin on or about March 16, 2018.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL STOCKHOLDERS MEETING TO BE HELD ON APRIL 26, 2018:

This Proxy Statement, the accompanying proxy card or voting instruction card and our 2017 Annual Report on Form 10-K are each available at http://www.proxydocs.com/lnth.

In this proxy statement, unless the context requires otherwise, the words “Lantheus,” “Company,” “we,” “us” and “our” refer to Lantheus Holdings, Inc. and its subsidiaries. The mailing address of our principal executive offices is Lantheus Holdings, Inc., 331 Treble Cove Road, North Billerica, MA 01862.

EXPLANATORY NOTE

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we are, therefore, permitted to, and we intend to rely on, exemptions from certain disclosure requirements applicable to other public companies. For example, we are not required to provide our stockholders with the opportunity to vote on certain executive compensation matters on a non-binding advisory basis.

We will remain an emerging growth company until December 31, 2020 unless, prior to that time, we (i) have more than $1.07 billion in annual revenue, (ii) have a market value for our common stock held by non-affiliates of more than $700 million as of the last day of our second fiscal quarter of the fiscal year when a determination is made that we are deemed to be a “large accelerated filer,” as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (iii) issue more than $1 billion of non-convertible debt over a three-year period.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Below are answers to common questions stockholders may have about the Proxy Materials and the Annual Meeting.

What are the Proxy Materials?

The “Proxy Materials” consist of the Notice, this proxy statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and (if you request paper copies) a proxy card/voting instruction form.

What items will be voted on at the Annual Meeting and how does the Board of Directors recommend that I vote?

There are five proposals to be voted on at the Annual Meeting to:

1.	elect four Class III directors to the Board of Directors;

2.	approve an amendment to our Charter to eliminate the supermajority voting requirement for amendments to certain provisions of the Charter;

3.	approve an amendment to our Charter to permit the holders of at least a majority of our common stock to call special meetings of the stockholders;

4.	approve an amendment to our Charter to delete various provisions related to our former sponsor that are no longer applicable; and

5.	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Our amended and restated bylaws require that we receive advance notice of any proposals to be brought before the Annual Meeting by our stockholders. We have not received any such proposals. We do not anticipate any other matters will come before the Annual Meeting. If any other matter properly comes before the Annual Meeting, the proxy holders appointed by the Board of Directors will have discretion to vote on those matters.

The Board of Directors recommends that you vote

“FOR” each of the nominees in Proposal 1 and

“FOR” Proposals 2, 3, 4 and 5.

Who may vote at the meeting?

Holders of shares of our common stock (“Shares”) as of the close of business on February 26, 2018 (the “Record Date”) may vote at the Annual Meeting.

How many Shares may be voted at the Annual Meeting?

Only stockholders of record as of the close of business on the Record Date will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 37,928,332 Shares entitled to vote at the Annual Meeting.

How many votes do I have?

Holders of our common stock are entitled to one vote for each Share held as of the Record Date.

What vote is required for each proposal?

•	For the election of Class III directors, each director must be elected by a plurality of the votes cast. This means that the four nominees receiving the largest number of “FOR” votes will be elected as Class III directors. We do not have cumulative voting.

•	The approval of the amendment to our Charter eliminating the supermajority requirement will be determined by the affirmative vote of at least 66 2/3% of the voting power of the Company’s then outstanding shares of stock entitled to vote generally in the election of directors.

•	The approval of the amendment to our Charter to permit holders of at least a majority of our Shares to call a special meeting of stockholders will be determined by the affirmative vote of at least a majority of the voting power of the Company’s then outstanding shares of stock entitled to vote generally in the election of directors.

•	The approval of the amendment to our Charter to delete various provisions related to our former sponsor that are no longer applicable will be determined by the affirmative vote of at least a majority of the voting power of the Company’s then outstanding shares of stock entitled to vote generally in the election of directors.

•	The ratification of the Company’s independent registered public accounting firm will be determined by a majority of the votes cast.

How are abstentions and broker non-votes counted?

Abstentions (that is, Shares present at the meeting in person or by proxy that are voted “ABSTAIN”) and broker non-votes (explained below) are counted for the purpose of establishing the presence of a quorum, but are not counted as votes cast “FOR” or “AGAINST”. However, since the approval of Proposal 2 requires at least two thirds of the votes entitled to be cast, and Proposals 3 and 4 require at least a majority of the votes entitled to be cast, an abstention from voting or a broker non-vote will have the same effect as a vote against those proposals.

What is the difference between a stockholder of record and a beneficial owner of Shares held in street name?

Stockholder of Record. If your Shares are registered directly in your name with our transfer agent, Computershare, then you are a “stockholder of record.”

Beneficial Owner of Shares Held in Street Name. If your Shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are a “beneficial owner of Shares” held in “street name.” In that case, the organization holding your account is considered the stockholder of record. As a beneficial owner, you have the right to direct the organization holding your account on how to vote the Shares you hold in your account.

How do stockholders of record vote?

There are four ways for stockholders of record to vote:

•	Via the Internet. You may vote via the Internet until 5:00 p.m. (Eastern Time) on April 25, 2018, which is the day before the Annual Meeting, by visiting www.proxydocs.com/lnth and entering the unique control number for your Shares located on the proxy card/voting instruction form.

•	By telephone. You may vote by phone until 5:00 p.m. (Eastern Time) on April 25, 2018, which is the day before the Annual Meeting, by calling 866-240-5317. You will need the unique control number for your Shares located on the proxy card/voting instruction form.

•	By mail. You may vote by filling out, signing and dating the enclosed proxy card and returning it in the envelope provided. The completed proxy card must be received by the close of business on April 25, 2018, which is the day before the Annual Meeting.

•	In person. You may also vote your Shares in person by completing a ballot at the Annual Meeting.

How do beneficial owners of Shares held in street name vote?

If you hold your Shares through a brokerage firm, bank, broker-dealer or other similar organization, please follow the instructions of the organization that holds your Shares.

Can I change my vote after submitting a proxy?

Stockholders of record may revoke their proxy before the Annual Meeting by delivering to Lantheus Holdings, Inc., 331 Treble Cove Road, North Billerica, MA 01862, Attention: Secretary, a written notice stating that a proxy is revoked, by signing and delivering a proxy bearing a later date, by voting again via the Internet or by telephone or by attending and voting in person at the Annual Meeting.

Street name stockholders who wish to change their votes should contact the organization that holds their Shares.

If I hold Shares in street name through a broker, can the broker vote my shares for me?

If you hold your Shares in street name and you do not vote, the broker or other organization holding your Shares can vote on certain “routine” proposals but cannot vote on other proposals. Proposal 1 (election of Class III directors), Proposal 2 (removal of supermajority requirement), Proposal 3 (permitting stockholders to call special meetings) and Proposal 4 (deleting inapplicable provisions) are not considered “routine” proposals. Proposal 5 (ratification of the Company’s independent registered public accounting firm) is considered a “routine” proposal. If you hold Shares in street name and do not vote on Proposal 1, Proposal 2, Proposal 3 or Proposal 4, then your Shares will be counted as “broker non-votes” for that proposal.

Who is paying for this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. Members of the Board of Directors and officers and employees may solicit proxies by mail, telephone, fax, email or in person. We will not pay directors, officers or employees any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks or similar entities representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voting instructions. If you choose to access the Proxy Materials or vote over the Internet, you are responsible for any Internet access charges that you may incur.

What do I need to do if I want to attend the meeting?

You will need to provide evidence that you are a stockholder as of the Record Date. This can be a copy of your proxy card or a brokerage statement showing your Shares. You should also bring photo identification. If you hold your Shares in street name and wish to vote in person at the meeting, you will need to contact the organization that holds your Shares in order to obtain a legal proxy from that organization.

Where can I find voting results?

We will file a Current Report on Form 8-K with the SEC to report the final voting results from the Annual Meeting within four business days of the Annual Meeting.

I share an address with another stockholder. Why did we receive only one set of Proxy Materials?

Some banks, brokers and nominees may be participating in the practice of “householding” Proxy Materials. This means that only one copy of the Proxy Materials may be sent to multiple stockholders in your household. If you hold your Shares in street name and want to receive separate copies of the Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact the bank, broker or other organization that holds your Shares.

Upon written or oral request, the Company will promptly deliver a separate copy of the Proxy Materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Proxy Materials, you can contact our Investor Relations department at 978-671-8508 or ir@lantheus.com or by writing to Lantheus Holdings, Inc., 331 Treble Cove Road, North Billerica, MA 01862, Attention: Investor Relations.

What are the implications of being an “emerging growth company”?

We are an “emerging growth company,” as defined in the JOBS Act, and we are, therefore, permitted to, and we intend to rely on, exemptions from certain disclosure requirements applicable to other public companies. For example, we are not required to provide our stockholders with the opportunity to vote on certain executive compensation matters on a non-binding advisory basis.

We will remain an emerging growth company until December 31, 2020 unless, prior to that time, we (i) have more than $1.07 billion in annual revenue, (ii) have a market value for our common stock held by non-affiliates of more than $700 million as of the last day of our second fiscal quarter of the fiscal year when a determination is made that we are deemed to be a “large accelerated filer,” as defined in Rule 12b-2 promulgated under the Exchange Act or (iii) issue more than $1 billion of non-convertible debt over a three-year period.

Who should I contact if I have additional questions?

You can contact our Investor Relations department at 978-671-8508 or ir@lantheus.com or by writing to Lantheus Holdings, Inc., 331 Treble Cove Road, North Billerica, MA 01862, Attention: Investor Relations. Stockholders who hold their Shares in street name should contact the organization that holds their Shares for additional information on how to vote.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors is currently comprised of ten directors. In accordance with our Charter, our Board consists of three classes: Class I, Class II and Class III, with terms expiring in 2019, 2020 and 2018, respectively. Messrs. Brian Markison, Gary Pruden and Kenneth Pucel and Dr. James Thrall are the Class III directors whose terms expire at the Annual Meeting. Our Board has nominated, and stockholders are being asked to elect, Messrs. Markison, Pruden and Pucel and Dr. Thrall for three-year terms expiring at our 2021 Annual Meeting of Stockholders. If elected, each of the nominees will hold office until our 2021 Annual Meeting of Stockholders and a successor is duly elected and qualified or until his earlier death, resignation or removal.

The persons named as proxies will vote to elect each of these four nominees unless a stockholder indicates that his or her Shares should be withheld with respect to any one or more of these nominees.

In the event that any nominee for director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the persons named as proxies will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy. We do not expect that any of the nominees will be unavailable or will decline to serve.

In determining that each director should be nominated for election, the Board of Directors considered his service, business experience, prior directorships, qualifications, attributes and skills described in the biography set forth below under “Corporate Governance—Executive Officers and Directors.”

Vote Required

For the election of Class III directors, each director must be elected by a plurality of the votes cast. This means that the four nominees receiving the largest number of “FOR” votes will be elected as Class III directors. We do not have cumulative voting.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES IN THIS PROPOSAL 1.

CORPORATE GOVERNANCE

Executive Officers and Directors

The following table sets forth information regarding our current executive officers and directors, including their ages as of the date of this proxy statement.

Name	Age	Position
Brian Markison	58	Non-Executive Chairman of the Board of Directors
James C. Clemmer	53	Director
Samuel Leno	72	Director
Julie McHugh	53	Director
Gary Pruden	56	Director
Kenneth Pucel	51	Director
Dr. Frederick Robertson	62	Director
Dr. Derace Schaffer	70	Director
Dr. James Thrall	74	Director
Mary Anne Heino	58	President and Chief Executive Officer; Director
John W. Crowley	54	Chief Financial Officer
Michael Duffy	57	Senior Vice President, Strategy and Business Development, General Counsel and Secretary
Timothy Healey	52	Senior Vice President, Commercial
Sarah Le Roy	49	Senior Vice President, Human Resources
Dr. Cesare Orlandi	67	Chief Medical Officer
Simon Robinson	58	Senior Vice President, Research and Pharmaceutical Development
Carol Walker	55	Senior Vice President, Quality

Brian Markison is the Non-Executive Chairman of the Board of Directors and Chair of the Financing and Strategy Committee. Mr. Markison joined the Board of Directors in September 2012 and was elevated to Chairman in January 2013. Mr. Markison has been a Healthcare Industry Executive for Avista Capital Partners since September 2012. Mr. Markison is a seasoned executive with more than 30 years of operational, marketing, commercial development and sales experience with international pharmaceutical companies. He is currently the Chief Executive Officer and a Director of Osmotica Holdings, SCSp, after serving as Executive Chairman of one of its predecessor companies, Vertical/Trigen Holdings, LLC. Previously, he held the position of President and Chief Executive Officer and member of the Board of Directors of Fougera Pharmaceuticals Inc., a specialty pharmaceutical company in dermatology, prior to its sale to Sandoz, the generics division of Novartis AG. Before leading Fougera, Mr. Markison was Chairman and Chief Executive Officer of King Pharmaceuticals, which he joined as Chief Operating Officer in March 2004, and was promoted to President and Chief Executive Officer later that year and elected Chairman in 2007. Prior to joining King, Mr. Markison held various senior leadership positions at Bristol-Meyers Squibb, including President of Oncology, Virology and Oncology Therapeutics Network; President of Neuroscience, Infectious Disease and Dermatology; and Senior Vice President, Operational Excellence and Productivity. Mr. Markison also serves on the Board of Directors of Immunomedics, Inc., on the Board of Directors of National Spine Centers LLC, on the Board of Directors of Braeburn Pharmaceuticals, and as Chairman of the Board of Directors for Rosetta Genomics, Ltd. He is also a Director of the College of New Jersey. Mr. Markison holds a Bachelor of Science degree from Iona College. Mr. Markison was chosen as a Director because of his strong commercial and operational management background and extensive experience in the pharmaceutical industry.

James C. Clemmer is a Director and a member of the Audit Committee and the Compensation Committee, serving on the Board of Directors since July 2015. He is a seasoned industry executive with more than 25 years of operational, manufacturing, marketing and business development experience with global healthcare product companies. Mr. Clemmer is President and Chief Executive Officer of AngioDynamics Inc., a medical device manufacturer based in Latham, New York. He previously served as President of the Medical Supplies segment at Covidien plc, directing strategic and day-to-day operations for global business divisions that collectively manufactured 23 different product categories. In addition, Mr. Clemmer managed global manufacturing, research and development, operational excellence, business development and all other functions associated with the Medical Supplies business. Mr. Clemmer is a graduate of the Massachusetts College of Liberal Arts. Mr. Clemmer served as a trustee to the college and as Interim President. Mr. Clemmer was chosen as a Director because of his strong commercial and operational management background and extensive experience in the healthcare industry.

Samuel Leno is a Director and the Chairperson of the Audit Committee and member of the Financing and Strategy Committee, serving on the Board of Directors since May 2012. Mr. Leno is a strategic executive with more than 40 years of experience with complex multinational companies. He most recently held the positions of Executive Vice President and Chief Operations Officer at Boston Scientific. He previously served as Executive Vice President, Finance and Information Systems and Chief Financial Officer. He retired from Boston Scientific in December 2011. Prior to joining Boston Scientific, Mr. Leno served as Executive Vice President, Finance and Corporate Services and Chief Financial Officer at Zimmer Holdings, Inc. and Chief Financial Officer positions at Arrow Electronics, Inc., Corporate Express, Inc. and Coram Healthcare. Previously, he held a variety of senior financial positions at Baxter International, Inc. and American Hospital Supply Corporation. He is the Chairman of the Board of Directors and of the Audit Committee of Zest Anchors, Inc. He previously served on the Boards of Directors and the Audit Committees of Omnicare and TomoTherapy, Inc. and also served on the Board of Directors of Endotronix, Inc. Mr. Leno served as a Lieutenant in the United States Navy and is a Vietnam veteran. He holds a Bachelor of Science in Accounting from Northern Illinois University and a Master of Business Administration from Roosevelt University. Mr. Leno was chosen as a Director because of his financial expertise and industry background.

Julie McHugh is a Director and the Chairperson of the Compensation Committee, serving on the Board of Directors since January 2017. Ms. McHugh brings over 30 years of experience in the pharmaceutical, biotech and medical devices industries. She recently served as Chief Operating Officer of Endo Health Solutions, Inc., where she was responsible for the specialty pharmaceutical and generic drug businesses. Prior to that, Ms. McHugh was CEO of Nora Therapeutics, Inc., a venture capital backed biotech startup company focused on developing novel therapies for the treatment of infertility disorders. Previously, she served as Company Group Chairman for Johnson & Johnson’s worldwide virology business unit, and prior to that, she was President of Centocor, Inc., a J&J subsidiary. In this role, Ms. McHugh oversaw the development and launches of several products, including Remicade® (infliximab), Prezista® (darunavir) and Intelence® (etravirine). Prior to joining Centocor, Ms. McHugh led the marketing communications for gastrointestinal drug Prilosec® (omeprazole) at Astra-Merck Inc. Ms. McHugh currently serves on the Board of Directors and as a member of the Nominating and Governance Committee and Audit Committee of Aerie Pharmaceuticals, Inc., on the Board of Directors and as Chairperson of the Nominating and Governance Committee and Audit Committee of Ironwood Pharmaceuticals, Inc., and on the Boards of Directors of New Xellia Group A/S and Trevena Pharmaceuticals, Inc. Ms. McHugh also serves as a member of the Strategic Advisor Board for HealthCare Royalty Partners. She previously served on the Board of Directors of the Biotechnology Industry Organization, the New England Healthcare Institute, the Pennsylvania Biotechnology Association, EPIRUS Pharmaceuticals, Inc. and ViroPharma Inc. Ms. McHugh received a Master of Business Administration from St. Joseph’s University and a Bachelor of Science from Pennsylvania State University. Ms. McHugh was chosen as a Director because of her strong commercial and operational management background and extensive experience in the pharmaceutical industry.

Gary J. Pruden is a Director and a member of the Audit Committee and the Financing and Strategy Committee, serving on the Board of Directors since February 2018. Mr. Pruden has over 30 years of experience in the global healthcare industry. Most recently, Mr. Pruden held a number of senior commercial leadership positions across both the medical device and pharmaceutical sectors of Johnson & Johnson (“J&J”) from 1985 until 2017. In April 2016, Mr. Pruden was appointed as a member of the Executive Committee of J&J, where his official title was Executive Vice President, Worldwide Chairman, Medical Devices. Prior to that, he held roles of increasing responsibility within J&J, serving as Worldwide Chairman in the Medical Devices division from 2015 to 2016, as Worldwide Chairman of Global Surgery Group from 2012 to 2015, as Company Group Chairman of Ethicon, Inc. from 2009 to 2012, as Worldwide President of Ethicon, Inc., a J&J subsidiary, from 2006 to 2009, and as President of the J&J subsidiary, Janssen-Ortho Inc. in Canada, from 2004 to 2006. Mr. Pruden has also served in several capacities, including Chairman of Technology & Regulatory Committee and Executive Committee Member, with the Advanced Medical Technology Association, a medical device trade association. Mr. Pruden currently serves on the Board of Directors of Motus GI Holdings, Inc. Mr. Pruden received his Bachelor of Science in Finance at Rider University, where he later served on the Board of Trustees from 2011 until 2015. Mr. Pruden was selected as a Director because of his strong financial, operational management, international and regulatory background and his extensive experience in the global pharmaceutical industry.

Kenneth J. Pucel is a Director and a member of the Compensation Committee, serving on the Board of Directors since February 2018. Mr. Pucel has been an Executive Vice President of Global Operations, Engineering & Lean, at Polaris Industries Inc. since December 1, 2014. There, Mr. Pucel is responsible for all aspects of Polaris manufacturing operations, including production, quality, supply chain, logistics and inventory for Polaris’ 12 global factories. He is also responsible for all aspects of Research and Development for Polaris Off-Road and On-Road vehicles. Previously, Mr. Pucel was with Boston Scientific Corporation (“BSC”), a global provider of medical solutions, where he held positions of increasing responsibility, most recently as Executive Vice President of Global Operations, Quality and Technology from 2012 through 2014, and as a member of BSC’s Executive Committee from 2004 through 2014. Mr. Pucel holds a Bachelor of Science in Mechanical Engineering with a focus on Biomedical Engineering from the University of Minnesota. Mr. Pucel was selected as a Director because of his strong operational management background and extensive experience in manufacturing, supply chains and distribution.

Dr. Frederick Robertson is a Director and a member of the Audit Committee and the Chairperson of the Nominating and Corporate Governance Committee, serving on the Board of Directors since March 2016. Dr. Robertson has been a Venture Partner at Baird Capital since 2011 and has also served as an Assistant Professor of Anesthesiology at the University of Wisconsin School of Medicine and Public Health since 2012. Previously, Dr. Robertson held the role of Chief Executive Officer and Director of TomoTherapy Inc. before that company was acquired in 2011. Prior to joining TomoTherapy, Dr. Robertson served in a variety of roles in the medical field, including President and Chief Executive Officer of GE Marquette Medical Systems and later as Chief Clinical Officer of GE Medical Systems, as well as management positions with Marquette Medical Systems, including President and Chief Executive Officer. He serves on the Board of Directors of the University of Wisconsin Foundation, the Morgridge Institute for Research, Alpha Source, Inc. and Zurex Pharma, Inc. Dr. Robertson received his Master of Business Administration from San Diego State University and earned his M.D. from University of Wisconsin Medical School. Dr. Robertson was chosen as a Director because of his extensive experience as a physician and as an executive, board member and investor in companies across the healthcare industry.

Dr. Derace Schaffer is a Director and a member of the Compensation Committee and the Nominating and Corporate Governance Committee, serving on the Board of Directors since March 2016. Dr. Schaffer is the founder and Chief Executive Officer of The Lan Group, a venture capital firm specializing in healthcare and high technology investments. He has also been a Clinical Professor of Radiology at both the University of Rochester Medical College as well as the Weill Cornell Medical College, and he currently serves as a Director of Altimmune, Inc. and as member of its Governance and Nominating Committee and Compensation Committee. Additionally, he serves as a member of the Board of Directors of private companies Medical Tracking Solutions, Inc., Partners Imaging and Catalyst OrthoScience LLC. Previously, Dr. Schaffer served as Vice Chairman and Chief Executive Officer of Healthcare Acquisition Corp. from April 2005 to August 2007. He has served as Chairman of several healthcare companies, including Radiologix, Inc., of which he was the founder. Prior to that, he served as Chief Executive Officer and Chairman of Ide Imaging Group, P.C. from 1980 to 2001. Dr. Schaffer held the role of director on many healthcare boards of directors, including several health systems, and has been a founder of more than two dozen companies, both public and private, over the past 30 years. Dr. Schaffer received his postgraduate radiology training at Harvard Medical School and Massachusetts General Hospital, where he served as Chief Resident, and is a member of the Alpha Omega Alpha Honor Medical Society. Dr. Schaffer was chosen as a Director because of his extensive experience as a radiologist and physician and as a serial entrepreneur, founder, executive, board member and investor in companies across the healthcare industry.

Dr. James H. Thrall is a Director and a member of the Nominating and Corporate Governance Committee, serving on the Board of Directors since February 2018. Dr. Thrall currently holds the Juan M. Taveras Professorship of Radiology at Harvard Medical School, having also served as Chairman of the Department of Radiology at the Massachusetts General Hospital from 1988 until 2013. Previously, Dr. Thrall served as Chairman of Radiology at the Henry Ford Hospital between 1983 and 1988, where he also served as a Physician Trustee and held the position of Vice Chairman of the Board of Governors of the Henry Ford Medical Staff. Dr. Thrall is a member of the National Academy of Medicine and has served in leadership and board of directors positions at many U.S. and international medical and professional societies. Dr. Thrall received his M.D. from the University of Michigan in 1968 and trained in Radiology and Nuclear Medicine at the Walter Reed Army Medical Center, Washington, D.C. Dr. Thrall returned to the University of Michigan in 1975 and was promoted to Professor in 1981. Dr. Thrall was chosen as a Director because of his extensive experience in nuclear medicine and radiology, including in connection with imaging modalities and the development and use of innovative new technologies, including artificial intelligence.

Mary Anne Heino has served as our President and Chief Executive Officer and as a Director since August 2015. She previously served as our Chief Operating Officer, a position she held from March 2015 until August 2015, and as our Chief Commercial Officer, a position she held from April 2013 (when she joined the Company) until March 2015. Ms. Heino brings more than 25 years of diverse pharmaceutical industry experience to the Board. Prior to joining Lantheus, Ms. Heino led Angelini Labopharm LLC and Labopharm USA in the roles of President and Senior Vice President of World Wide Sales and Marketing from February 2007 to March 2012. From May 2000 until February 2007, Ms. Heino served in numerous capacities at Centocor, Inc., a J&J company, including as Vice President, Strategic Planning and Competitive Intelligence, Vice President, Sales, Executive Director, Customer Relationship Management and Senior Director, Immunology Marketing. Ms. Heino began her professional career with Janssen Pharmaceutica as a Sales Representative in June 1989 and worked her way up to the role of Field Sales Director in 1999. Ms. Heino received her Master in Business Administration from the Stern School of Business at New York University. She earned a Bachelor of Science in Nursing from the City University of New York and a Bachelor of Science in Biology from the State University of New York at Stony Brook. Ms. Heino was chosen as a Director because of her role as President and Chief Executive Officer, which gives her an extensive understanding of our business and operations, and because of her strong commercial experience in the pharmaceutical industry.

John (Jack) W. Crowley has served as our Chief Financial Officer and Treasurer since March 2016. Mr. Crowley previously served as our interim Chief Financial Officer from December 2015 to March 2016 and as our Vice President and Chief Accounting Officer from March 2015 to December 2015. Mr. Crowley held the position of Vice President, Finance from April 2013 until March 2015 and was Director, Accounting from September 2010 until April 2013. Prior to joining Lantheus, Mr. Crowley was the Assistant Corporate Controller of Biogen Idec, the Director of Accounting at Thermo Fischer Scientific and a Senior Manager in the Audit practice of PricewaterhouseCoopers LLP. Mr. Crowley holds a Master of Business Administration degree from the University of Massachusetts and a Bachelor of Science in Business Administration from Westfield State University and is a Certified Public Accountant (Massachusetts licensure, current status inactive).

Michael Duffy has served as our Senior Vice President, Strategy and Business Development since October 2015 and as our General Counsel and Secretary since January 2008. From 2002 to 2008, he served as Senior Vice President, General Counsel and Secretary of Point Therapeutics, Inc., a Boston-based biopharmaceutical company. Between 1999 and 2001, Mr. Duffy served as Senior Vice President, General Counsel and Secretary of

Digital Broadband Communications, Inc., a competitive local exchange carrier. From 1996 to 1999, Mr. Duffy served as Senior Vice President, General Counsel and Secretary of ETC w/tci, a sub-portfolio of TCI Ventures, Inc./Liberty Media Corporation. Mr. Duffy began his legal career with the law firm Ropes & Gray and holds law degrees from the University of Pennsylvania and Oxford University and a Bachelor of Arts degree in History of Science from Harvard College. From 2013 to 2015, Mr. Duffy also served as the Chairman of the Board of Directors of CORAR, the Council on Radionuclides and Radiopharmaceuticals, a trade association for the radiopharmaceutical industry.

Timothy Healey has served as our Senior Vice President, Commercial since November 2015. Previously, Mr. Healey spent nearly three years with Abbott Laboratories and then AbbVie, Inc., a spinoff of Abbott, as Vice President, U.S. Virology. Before joining Abbott/AbbVie, he served as Senior Vice President, Commercial Operations at AMAG Pharmaceuticals and Executive Director, CNS Marketing at Sepracor. Earlier in his career, Mr. Healey held positions at Aventis, Hoechst Marion Roussel, Marion Merrell Dow and Marion Laboratories, including sales and sales management roles. He received a Bachelor of Science from Boston College and a Master of Business Administration from Babson College, Franklin W. Olin Graduate School of Business.

Sarah Le Roy has served as our Vice President, Human Resources since joining the Company in January 2018 and will serve as our Senior Vice President, Human Resources effective April 2018. From 2014 to 2017, she served as Executive Vice President, Organizational Strategy, of Fike Corporation, a multinational manufacturer of industrial life safety solutions based in Blue Springs, Missouri. From 2011 to 2014, she served as Vice President, Head of Talent Management and Co-head of the High Performance Team Practice for Linkage Inc., a Boston based leadership development consultancy. Ms. Le Roy brings to the company more than 20 years of experience serving as a results-focused Human Resources leader for global companies across a variety of industries, including Goldman Sachs and Russell Reynolds Associates. Ms. Le Roy holds a Master of Business Administration from the Massachusetts Institute of Technology’s Sloan School of Management and a Bachelor of Arts from Williams College.

Dr. Cesare Orlandi has served as our Chief Medical Officer since March 2013. Dr. Orlandi brings more than 20 years of diverse pharmaceutical industry experience. Prior to joining Lantheus, Dr. Orlandi served from January 2012 until February 2013 as Senior Vice President and Chief Medical Officer of TransTech Pharma, Inc., a clinical stage pharmaceutical company focused on discovery and development of human therapeutics. From 2007 until 2011, Dr. Orlandi served as Senior Vice President and Chief Medical Officer of Cardiokine, Inc., a specialty pharmaceutical company developing hospital products for cardiovascular indications. From 1998 until 2007, Dr. Orlandi served, among other positions, as Vice President, Global Clinical Development of Otsuka Pharmaceuticals, a large Japanese pharmaceutical company. Earlier in his career, Dr. Orlandi served in increasing roles of clinical research responsibility at Medco Research, Inc. and the Radiopharmaceutical Division of The DuPont Merck Pharmaceutical Company, a predecessor organization to Lantheus, and The Upjohn Company. Dr. Orlandi received his medical degree from the University of Pavia Medical School in Pavia, Italy. He is currently an Adjunct Assistant Professor of Medicine at Tufts University School of Medicine in Boston, Massachusetts, and he is a founding member of the American Society of Nuclear Cardiology and a Fellow of the American College of Cardiology, the European Society of Cardiology and the American Society of Nuclear Cardiology. Dr. Orlandi is also serving as a member of the Board of Directors of the American Heart Association of Greater Boston.

Dr. Simon Robinson has served as our Vice President, Research and Pharmaceutical Development since February 2010, and will serve as our Senior Vice President, Research and Pharmaceutical Development effective April 2018. Dr. Robinson was our Senior Director, Discovery Research from 2008 to 2010 and our Director, Discovery Biology and Veterinary Sciences from 2001 to 2008. Prior to joining us, he held research positions at Bristol-Myers Squibb, Sphinx Pharmaceuticals, BASF and DuPont Pharmaceuticals. Dr. Robinson has more than 80 publications and is listed as an inventor on 19 U.S. patents. He holds a Ph.D. and Bachelor of Science Pharmacology from the University of Leeds, England and performed his post-doctoral training at the University of Wisconsin Clinical Cancer Center.

Carol Walker has served as our Vice President, Quality since February 2015, and will serve as our Senior Vice President, Quality effective April 2018. Ms. Walker has overseen our Environment, Health and Safety department since December 2017. Ms. Walker brings more than 30 years of industry experience in quality and medical technology primarily in the medical device area. Prior to joining Lantheus, Ms. Walker served as Vice President of Quality for Intelligent Medical Devices, Inc. from 2012 to 2015. Previously she held a number of successive Quality management roles at Siemens Healthcare Diagnostics (formerly Bayer Healthcare Diagnostics), including Vice President, Quality Assurance from 2007 to 2011 and Director, Quality Assurance from 2001 to 2007. Ms. Walker received a Bachelor of Science degree in Medical Technology from the Rochester Institute of Technology.

Board of Directors and Committees

The Board of Directors is responsible for overseeing the management of our business and is currently comprised of ten directors, each of whom is elected to serve in his or her position until his or her next election and until his or her successors are duly elected and qualified.

Our Charter divides the Board of Directors into three classes, with one class being elected at each Annual Meeting of Stockholders. Each director serves a three-year term, with terms staggered according to class.

The current members of the Board of Directors and the committees of the Board of Directors, each director’s class and the term of appointment are shown in the table below:

Name	Board of Directors	Class	Expiration of Term at Annual Meeting of Stockholders	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Financing and Strategy Committee
Brian Markison	Chair	III	2018				Chair
James Clemmer	Member	II	2020	Member	Member
Mary Anne Heino	Member	I	2019
Samuel Leno	Member	I	2019	Chair			Member
Julie McHugh	Member	II	2020		Chair
Gary Pruden	Member	III	2018	Member			Member
Kenneth Pucel	Member	III	2018		Member
Dr. Frederick Robertson	Member	II	2020	Member		Chair
Dr. Derace Schaffer	Member	I	2019		Member	Member
Dr. James Thrall	Member	III	2018			Member

Board of Directors and Committee Meetings; Annual Meeting Attendance

In 2017, the Board of Directors held nine meetings and acted by written consent in lieu of a meeting six times, the Audit Committee held four meetings, the Compensation Committee held five meetings and the Nominating and Corporate Governance Committee held four meetings. During 2017, each director attended at least 75% of the total number of meetings held by the Board of Directors and those of its committees on which that director served. The non-employee directors of the Company regularly meet in executive session without management following adjournment of the meetings of the Board of Directors. Under the Corporate Governance Guidelines and Principles adopted by the Board of Directors, the independent Chairman of the Board of Directors presides at those executive sessions, and those executive sessions must occur no less frequently than twice per year.

We have no formal policy with respect to director attendance at our Annual Meetings of Stockholders; however, we encourage all directors to attend. All of our then-serving directors attended the 2017 Annual Meeting of Stockholders.

Director Independence and Former Controlled Company Status

After completion of a primary offering of Shares in September 2016, Avista Capital Partners (“Avista”) no longer beneficially held more than 50% of our outstanding Shares entitled to vote in elections of directors. As a result, we are no longer a “controlled company” within the meaning of Nasdaq corporate governance standards. On August 14, 2017, Avista disposed of approximately 6.3 million Shares, representing the remainder of their holdings. On September 7, 2017, David Burgstahler resigned from the Board of Directors and as a member of the Nominating and Corporate Governance Committee. As a result, the Nominating and Corporate Governance Committee has been and is currently composed entirely of independent directors.

The majority of the Board of Directors is comprised of independent directors. In addition, the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are each comprised entirely of directors meeting the requirements of the Sarbanes-Oxley Act and the Nasdaq audit, compensation and nominating and corporate governance committee independence requirements, as applicable.

The Board of Directors has reviewed its composition, the composition of its committees and the independence of each director and considered whether any director has a material relationship with the Company that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. The Board of Directors has determined that each of Messrs. Clemmer, Leno, Markison, Pruden and Pucel, Ms. McHugh and Drs. Robertson, Schaffer and Thrall is an “independent director” under the Nasdaq rules and Exchange Act Rule 10A-3(b)(1) and that none of those directors has relationships with the Company that would interfere with that director’s exercise of independent judgment in carrying out his or her responsibilities as a director of the Company.

Board of Directors Leadership Structure and Over-Boarding Policy

Under our Corporate Governance Guidelines and Principles, the Board of Directors currently requires the separation of the offices of the Chairperson of the Board of Directors and the Company’s Chief Executive Officer. The Board of Directors periodically reviews its leadership structure and may make changes in the future.

Also under our Corporate Governance Guidelines and Principles, the Board of Directors currently prohibits a director from serving on more than five total public company boards (including our Board) and, if the director is the chief executive officer of a public company, then he or she may serve on no more than two other public company boards (other than his or her own).

Our written Corporate Governance Guidelines and Principles adopted by the Board of Directors are available in the Corporate Governance section of our Investor Relations website at http://investor.lantheus.com. The information on our website is not part of, and is not incorporated into, this proxy statement.

Board of Directors Role in Risk Oversight

The Company’s management is primarily responsible for the day-to-day management of the Company. However, the Board of Directors believes that oversight of risk management is one of its fundamental responsibilities. The Audit Committee is primarily responsible for oversight of the quality and integrity of the Company’s financial reporting process, internal controls over financial reporting and compliance programs. The Compensation Committee is responsible for reviewing compensation-related risks. The Nominating and Corporate Governance Committee is responsible for oversight of the Company’s corporate governance programs. The Financing and Strategy Committee is responsible for oversight of the Company’s capital structure and transactional-related risks. Management regularly reports to the Board of Directors and its committees on the risks that the Company may face and the steps that management is taking to mitigate those risks.

The Audit Committee is also responsible for reviewing and discussing with our management our policies and processes with respect to risk assessment and risk management. With respect to cybersecurity risks, the Company has made and continues to invest in new services and technologies and provides employee awareness training around phishing, malware and other cybersecurity risks to protect the Company, to the greatest extent possible, against cybersecurity risks and security breaches.

Board of Directors Committees

The Board of Directors has the authority to appoint committees to perform certain management and administrative functions. Currently, the Board of Directors has four committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Financing and Strategy Committee. The Financing and Strategy Committee was established by the Board of Directors in February 2018.

Audit Committee

The primary purpose of the Audit Committee is to assist the Board of Directors in overseeing:

•	the integrity of our financial statements;

•	our systems of internal control over financial reporting and disclosure controls and procedures;

•	our independent auditors’ qualifications, engagement, compensation and independence;

•	the performance of our independent auditors and our internal audit function;

•	our legal and regulatory compliance;

•	our related person transaction policy; and

•	our codes of business conduct and ethics.

The Audit Committee is currently composed of Messrs. Clemmer, Leno and Pruden and Dr. Robertson, and Mr. Leno serves as the Chairperson. The Board of Directors has affirmatively determined that each of the current members of the Audit Committee meets the definition of “independent director” for the purposes of serving on the Audit Committee under the SEC and Nasdaq rules and has “financial sophistication” as defined under the Nasdaq rules. In addition, the Board of Directors has determined that Mr. Leno meets the definition of “Audit Committee Financial Expert,” as that term is defined by the SEC in Item 407(d)(5) of Regulation S-K.

The Board of Directors has adopted a written charter for the Audit Committee, which is available on the Corporate Governance section of our Investor Relations website at http://investor.lantheus.com.

Compensation Committee

The primary purpose of the Compensation Committee is to assist the Board of Directors in overseeing:

•	our management compensation policies and practices;

•	the determination and approval of the compensation of our executive officers and other members of senior management;

•	the review, approval and administration of our incentive compensation policies and programs;

•	the review, approval and administration of our equity compensation programs; and

•	the preparation of the compensation committee report required by the SEC rules to be included in our annual report.

The Compensation Committee is currently composed of Ms. McHugh, Messrs. Clemmer and Pucel and Dr. Schaffer, and Ms. McHugh serves as the Chairperson. The Board of Directors has affirmatively determined that each of the current members of the Compensation Committee meets the definition of “independent director” for purposes of serving on the Compensation Committee under SEC and Nasdaq rules.

The Board of Directors has adopted a written charter for the Compensation Committee, which is available on the Corporate Governance section of our Investor Relations website at http://investor.lantheus.com.

Nominating and Corporate Governance Committee

The primary purpose of the Nominating and Corporate Governance Committee is to:

•	identify and recommend to the Board of Directors individuals qualified to serve as directors of the Company and on committees of the Board of Directors;

•	assist the Board of Directors in overseeing our policies and procedures for the receipt of stockholder suggestions regarding Board of Directors compensation and recommendations of the Board of Directors;

•	develop, recommend to the Board of Directors and oversee the implementation of a set of corporate governance guidelines and principles applicable to us; and

•	review the overall corporate governance of the Company and recommend improvements when necessary.

The Nominating and Corporate Governance Committee is currently comprised of Drs. Robertson, Schaffer and Thrall, and Dr. Robertson serves as the Chairperson. The Board of Directors has affirmatively determined that that each of the current members of the Nominating and Corporate Governance Committee meets the definition of “independent director” for purposes of serving on the Nominating and Corporate Governance Committee under SEC and Nasdaq rules.

The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on the Corporate Governance section of our Investor Relations website at http://investor.lantheus.com.

Financing and Strategy Committee

The primary purpose of the Financing and Strategy Committee is to:

•	oversee the financing activities of the Company;

•	review and make recommendations to the Board about the financing plans, strategies and instruments of the Company;

•	oversee and make recommendations to the Board about the strategic plan of the Company;

•	review and make recommendations to the Board about strategic transactions; and

•	approve strategic transactions on behalf of the Board pursuant to delegated authority when appropriate under its committee charter.

The Financing and Strategy Committee is currently composed of Messrs. Leno, Markison and Pruden, and Mr. Markison serves as the Chairperson.

The Board of Directors has adopted a written charter for the Financing and Strategy Committee, which is available on the Corporate Governance section of our Investor Relations website at http://investor.lantheus.com.

Code of Ethics

We have codes of business conduct and ethics that are applicable to all of our employees, including our principal executive, financial and accounting officers and our controller, or persons performing similar functions, and all of the non-employee directors on the Board of Directors. Our Company Code of Conduct and Ethics and Supplemental Code of Ethics is available on the Corporate Governance section of our Investor Relations website at http://investor.lantheus.com. We intend to provide any required disclosure of any amendment to or waiver from any such code that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions to the extent required by law, on our Investor Relations website.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Board and Committee Evaluations

Each year, our Board of Directors and each committee conduct self-evaluations to evaluate their performance and effectiveness. The Nominating and Corporate Governance Committee recommends to the Board of Directors the methodology for those evaluations and oversees their execution. In 2017, the Nominating and Corporate Governance Committee approved a detailed questionnaire that was given to each member of the Board of Directors to assess that member’s own performance and the performance of the Board of Directors and any applicable committee on which that member served. The questionnaire sought answers to questions based both on numerical ratings and qualitative comments. The collective comments and ratings were compiled for and reviewed by the Chairperson of the Nominating and Corporate Governance Committee. The results were discussed with the Board and, with respect to results for each committee, with the applicable committee.

Director Nomination Process

Each year, the Board of Directors proposes a slate of director nominees to stockholders for election at the Annual Meeting of Stockholders. Stockholders may also nominate directors, as described below.

The Board recognizes the value of appointing individual directors who bring a variety of diverse viewpoints, backgrounds, skills, experience and expertise to the Board. The Board believes that having a diverse board fosters more productive and beneficial discussions and decision-making processes in support of the Company’s strategic objectives. On February 22, 2018, as part of its review of best corporate governance practices, the Board of Directors adopted a formal diversity policy. A copy of our diversity policy is available on the Corporate Governance section of our Investor Relations website at http://investor.lantheus.com. Pursuant to our diversity policy, the Nominating and Corporate Governance Committee is responsible for identifying, screening and recommending to the full Board of Directors for approval, potential director candidates. In selecting director candidates, the Nominating and Corporate Governance Committee considers a range of matters of diversity, including race, gender, ethnicity, culture, thought, geography, education and competencies, ensuring that the Board, as a whole, reflects a range of viewpoints, backgrounds, skills, experience and expertise.

The Nominating and Corporate Governance Committee values the input of stockholders in identifying director candidates. The Nominating and Corporate Governance Committee considers recommendations for Board of Directors candidates submitted by stockholders using substantially the same criteria it applies to recommendations from the Nominating and Corporate Governance Committee, directors and members of management. The stockholder making the recommendation must follow the procedures and provide the information set forth in our amended and restated bylaws.

Stockholders may submit recommendations by providing the person’s name and appropriate background and biographical information by writing to the attention of the Nominating and Corporate Governance Committee at Lantheus Holdings, Inc., 331 Treble Cove Road, North Billerica, MA 01862, Attention: Secretary. Stockholder nominations may be made at any time. However, in order for a candidate to be included in the slate of director nominees for approval by stockholders in connection with a meeting of stockholders and for information about the candidate to be included in the Company’s proxy materials for such a meeting, the stockholder must submit the information required by our amended and restated bylaws and other information reasonably requested by the Company within the timeframe described in our amended and restated bylaws under “Additional Information—Procedures for Submitting Stockholder Proposals.”

Communication with the Board of Directors

Any stockholder or other interested parties that would like to communicate with the Board of Directors, the independent directors as a group or any specific member or members of the Board of Directors should send such communications to Lantheus Holdings, Inc., 331 Treble Cove Rd., North Billerica, MA 01862, Attention: Secretary. Communications should specifically indicate for which member or members of the Board of Directors the communication is intended. Such communications will generally be forwarded to the intended recipients. However, our Secretary may, in his sole discretion, decline to forward any communications that are inappropriate.

EXECUTIVE COMPENSATION

As an “emerging growth company,” as defined in the JOBS Act, we have elected to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as defined in the Exchange Act. This section provides information on the compensation awarded to, earned by or paid to our principal executive officer, our chief financial officer, and our two other most highly-compensated executive officers for the year ended December 31, 2017. We refer to these individuals as our named executive officers. For 2017, our named executive officers were:

•	Mary Anne Heino, President and Chief Executive Officer;

•	John W. Crowley, Chief Financial Officer;

•	Michael Duffy, Senior Vice President, Strategy and Business Development, General Counsel and Secretary; and

•	Timothy Healey, Senior Vice President, Commercial.

Summary Compensation Table

The following table sets forth certain information with respect to compensation of our named executive officers for the years ended December 31, 2017 and 2016:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Mary Anne Heino	2017	629,230	—	1,891,274	1,173,360	13,461	3,707,325
President and Chief Executive Officer	2016	600,000	—	519,400	849,970	13,235	1,982,605

John W. Crowley	2017	366,577	—	428,194	338,873	13,461	1,147,105
Chief Financial Officer	2016	340,308	50,000	206,020	234,526	13,235	844,089
Michael Duffy	2017	391,397	—	472,078	333,921	13,461	1,210,857
Senior Vice President, Strategy and Business Development, General Counsel and Secretary	2016	380,039	—	121,520	260,965	13,235	775,759

Timothy Healey	2017	388,331	—	471,022	321,484	13,461	1,194,298
Senior Vice President, Commercial

(1)	The amounts in the stock awards column reflect the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, of restricted common stock (“RSAs”) and performance-based RSAs (“PSAs”) assuming target achievement of applicable performance targets over the performance period, excluding the effect of estimated forfeitures. The aggregate grant date fair value of RSAs and PSAs is measured based on the closing fair market value of our common stock on the date of grant, multiplied by the number of Shares subject to the award granted, for each RSA and PSA grant made during the year. This grant date fair value does not necessarily correspond to the actual value that will ultimately be realized by each named executive officer, which will likely vary based on a number of factors, including our financial performance, stock price fluctuations and applicable vesting.
For 2017, these amounts reflect grants of: (i) 65,975 RSAs to Ms. Heino, 14,937 RSAs to Mr. Crowley, 16,468 RSAs to Mr. Duffy and 16,431 RSAs to Mr. Healey (each of these grants vest in three equal installments on each of the first three anniversaries of the grant date of February 23, 2017, subject to the named executive officer’s continued employment); and (ii) 79,169 PSAs to Ms. Heino, 17,922 PSAs to Mr. Crowley, 19,762 PSAs to Mr. Duffy and 19,716 PSAs to Mr. Healey (each of these grants cliff vest on February 23, 2020, subject to the achievement of specific financial performance targets and the named executive officer’s continued employment). The aggregate grant date fair value of these PSAs, assuming the highest levels of achievement of performance targets, would be $1,315,516 for Ms. Heino, $297,804 for Mr. Crowley, $328,336 for Mr. Duffy and $327,614 for Mr. Healey. For 2016, the amounts reflect grants of: (i) 265,000 RSAs to Ms. Heino, 62,000 RSAs to Mr. Crowley, and 62,000 RSAs to Mr. Duffy (each of these grants vest in four equal installments on each of the first four anniversaries of the grant date of April 26, 2016, subject to the named executive officer’s continued employment).
See Note 2 to our audited consolidated financial statements included in our 2017 Annual Report on Form 10-K for a description of the assumptions used in valuing these awards.

(2)	The Compensation Committee awarded non-equity incentive compensation to: (i) Ms. Heino, Mr. Crowley, Mr. Duffy and Mr. Healey for achieving certain specified EBITDA and individual performance goals in the amounts of $783,360, $243,540, $238,588 and $226,151, respectively, for 2017; and (ii) Ms. Heino, Mr. Crowley and Mr. Duffy for achieving certain specified EBITDA and individual performance goals in the amounts of $730,000, $205,200 and $231,639, respectively, for 2016. The amounts reported for 2017 reflect the annual incentive compensation paid in 2018 for 2017 performance, and the amounts reported for 2016 reflect the annual incentive compensation paid in 2017 for 2016 performance, in each case, under the Executive Leadership Team Incentive Bonus Plan.
Also reported for 2017 for Ms. Heino, Mr. Crowley, Mr. Duffy and Mr. Healey are amounts earned under the long-term (cash) incentive plan, based on the achievement of applicable performance goals. These earned amounts are: (i) $390,000, $95,333, $95,333 and $95,333 for Ms. Heino, Mr. Crowley, Mr. Duffy and Mr. Healey, respectively, for 2017; and (ii) $119,970, $29,326 and $29,326 for Ms. Heino, Mr. Crowley and Mr. Duffy, respectively, for 2016; in each case, as described under “LTIP” below.
(3)	For 2017, the amounts reflect (i) matching contributions to our defined contribution retirement plan of $12,150 for each of Ms. Heino, Mr. Crowley, Mr. Duffy and Mr. Healey and (ii) employer contributions to our long-term disability insurance premiums of $1,311 for each of Ms. Heino, Mr. Crowley, Mr. Duffy and Mr. Healey. For 2016, the amounts reflect (i) matching contributions to our defined contribution retirement plan of $11,925 for each of Ms. Heino, Mr. Crowley and Mr. Duffy and (ii) employer contributions to our long term disability insurance premiums of $1,310 for each of Ms. Heino, Mr. Crowley and Mr. Duffy.

Elements of Compensation

Our compensation program is heavily weighted towards performance-based compensation, reflecting our philosophy of increasing our long-term value and supporting strategic initiatives. Total compensation and other benefits for our named executive officers consist of the following elements:

•	base salary;

•	annual cash incentive compensation;

•	long-term (cash) incentives;

•	long-term equity incentives; and

•	other broad-based benefits.

In 2017, the Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”), an independent compensation consulting firm, to assist it in evaluating competitive compensation practices, including the identification of an appropriate peer group for executive compensation comparison purposes, reviewing data from the peer group proxy statements and relevant market data from the Radford Life Sciences Survey on each element of executive and Board compensation, developing guidance for each element, and commenting on the appropriateness of the recommendations submitted by management. Lantheus generally targets the market fiftieth (50th) percentile for each element of compensation, as presented by Pearl Meyer in their market analysis. Compensation recommendations were made to the Compensation Committee based on adherence to this philosophy. Pearl Meyer received instruction directly from the Chairperson of the Compensation Committee. Our President and Chief Executive Officer assisted in developing, and presented to the Compensation Committee for its review and approval, management’s recommendations for our compensation program and specific awards to her executive direct reports.

Base Salary

The base salaries of our named executive officers as of December 31, 2017 are as follows:

Name	Base Salary
Mary Anne Heino	$640,000
John W. Crowley	$369,000
Michael Duffy	$394,490
Timothy Healey	$391,400

Annual Cash Incentive Compensation

Our 2017 Executive Leadership Team Incentive Bonus Plan rewards executive officers, including our named executive officers, for achieving specified annual corporate and individual performance goals. For 2017, awards were based on the achievement of specified EBITDA and individual performance goals. Executives are eligible to receive up to 120% of their incentive targets for performance in excess of the target EBITDA performance goal. Individual performance modifiers are applied based on an executive’s achievement of individual goals, unique to each position. Each of our named executive officers has an annual incentive target, expressed as a percentage of the named executive officer’s base salary. For 2017, these annual incentive targets were 85% for Ms. Heino, 55% for Mr. Crowley, 45% for Mr. Healey and 45% for Mr. Duffy. The actual amount that each of our named executive officers received under our 2017 Executive Leadership Team Incentive Bonus Plan for 2017 is reported in the “Summary Compensation Table” above.

LTIP

Our 2016 long-term incentive plan (“LTIP”) rewards executive officers, including our named executive officers, for achieving certain specified, long-term financial, corporate and strategic performance goals, including certain annual revenue levels and certain operational goals. Achievement under the LTIP is measured as of September 1, 2017 and February 28, 2019, and cash payment is made after the Compensation Committee determines whether and the extent to which the applicable performance goals were achieved.

In 2016, the Compensation Committee granted LTIP awards to Ms. Heino, Mr. Crowley, Mr. Duffy and Mr. Healey with target cash amounts of $900,000, $220,000, $220,000, and $220,000, respectively.

As a result of the achievement of certain performance goals in accordance with their terms prior to September 1, 2017, the Company paid $270,000, $66,000, $66,000, and $66,000 to Ms. Heino, Mr. Crowley, Mr. Duffy and Mr. Healey, respectively, in the third quarter of 2017. Payments associated with the achievement of the other performance goals in accordance with their terms prior to February 28, 2019 will be paid in the first quarter of 2019.

Long-Term Equity Incentive Awards

The Board of Directors approved and adopted our 2008 Equity Incentive Plan, our 2013 Equity Incentive Plan and our 2015 Equity Incentive Plan, each of which provides for grants of equity awards, including options to acquire Shares, RSAs and PSAs. Since its adoption in 2015, equity awards can only be made under the 2015 Equity Incentive Plan, which superseded the previous plans.

Each of our named executive officers received a grant of RSAs and PSAs in 2017 commensurate with his or her role and in recognition of his or her performance during 2016. In February 2017, following consultation with Pearl Meyer, the Compensation Committee modified our equity compensation program and adopted guidelines regarding the mix of time-based and performance-based equity to be granted to our named executive officers for 2017 (assuming, in the case of performance-based equity, achievement of performance goals at target levels). In accordance with these guidelines, in 2017 the Compensation Committee granted equity awards to our named executive officers, consisting of 50% PSAs, which vest based on attaining specified revenue and EBITDA goals over 2017, 2018 and 2019, and 50% time-based RSAs, which vest in equal annual installments over three years, in each case, subject to the named executive officer’s continued employment. One-sixth (1/6) of the total number of Shares subject to the PSAs may be earned based upon the achievement of specified revenue goals in each of 2017, 2018 and 2019, and one-sixth (1/6) of the total number of Shares subject to the PSAs may be earned based upon the achievement of specified EBITDA goals in each of 2017, 2018 and 2019. One-fourth (1/4) of the target number of Shares subject to the PSAs will be earned if the threshold performance level is achieved, one-half (1/2) of the target number of Shares will earned if the target performance level is achieved and one hundred twenty percent of the target number of Shares will be earned if the maximum performance level is achieved, with ratable vesting on a straight-line basis for achievement of performance goals between those performance levels. To the extent earned, the PSAs cliff vest on February 23, 2020, subject to the named executive officer’s continued employment.

A change of control of the Company accelerates the vesting of the unvested equity awards under our plans in certain circumstances as follows:

•	Unvested options, RSAs and PSAs granted under our 2015 Equity Incentive Plan vest in full (at maximum levels of performance, in the case of PSAs) (i) immediately prior to a change of control transaction in which the proceeds are all cash and, (ii) if the acquirer assumes, or substitutes its own equity award for, any such award, upon termination of the grantee’s employment without cause or for good reason within 12 months of that change of control.

•	Unvested options and RSAs granted under our 2013 Equity Incentive Plan will vest in full upon a change of control.

•	The unvested performance-vesting options granted under our 2008 Equity Incentive Plan that were amended in 2015 to be time-vesting options that cliff vest on June 24, 2018 (or any earlier option expiration date) will vest on a change of control as to the number of Shares subject to that unvested award that would have been vested on the date of that change of control if the award had been subject to time vesting in three equal installments on the first three anniversaries of June 24, 2015.

Clawback Policy Under 2015 Equity Incentive Plan

Under our 2015 Equity Incentive Plan, if a participant receives compensation pursuant to an award calculated by reference to financial statements that are subsequently required to be restated in a way that would decrease the value of such compensation, the participant will, upon our written request, forfeit and repay to us the difference between what the participant received and what the participant should have received based on the accounting restatement, in accordance with (i) our compensation recovery, “clawback” or similar policy, as may be in effect from time to time, and (ii) any compensation recovery, “clawback” or similar policy made applicable by law, including the Dodd-Frank Act.

Other Benefits

Retirement Plans

We offer a 401(k) qualified defined contribution retirement plan in which our employees, including our named executive officers, are eligible to participate, with a 75% employer match of each participant’s contributions up to 6% of the participant’s eligible compensation. We do not offer any other qualified or non-qualified retirement plans.

Other Benefits

Except as otherwise discussed herein, other welfare and employee-benefit programs are the same for all of our eligible employees, including our named executive officers, and our named executive officers do not receive additional benefits outside of those offered to our other employees.

Nonqualified Deferred Compensation

We do not offer our executives or other employees any nonqualified deferred compensation.

Outstanding Equity Awards at December 31, 2017

The following tables include certain information with respect to equity awards held by our named executive officers as of December 31, 2017:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities of Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested(11) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(11) ($)
Mary Anne Heino
Options(1)	44,484	—	—	19.11	04/15/23
RSAs(2)						22,242	454,849	—	—
RSAs(3)						113,500	2,321,075	—	—
RSAs(4)						198,750	4,064,438	—	—
RSAs(5)						91,070	1,862,382	52,778	1,079,310

John W. Crowley
Options(6)	2,278	568	—	28.83	01/05/21
Options(7)	10,676	—	—	18.66	08/05/23
RSAs(2)						5,338	109,162	—	—
RSAs(3)						20,000	409,000	—	—
RSAs(4)						46,500	950,925	—	—
RSAs(8)						18,750	383,438	—	—
RSAs(5)						20,618	421,638	11,948	244,337
Michael Duffy
Options(7)	24,911	—	—	18.66	08/05/23
Options(9)	21,655	27,313	—	5.62	04/04/18
RSAs(2)						17,794	363,887	—	—
RSAs(3)						24,750	506,138	—	—
RSAs(4)						46,500	950,925	—	—
RSAs(5)						22,732	464,869	13,172	269,367

Timothy Healey
RSAs(10)						33,500	685,075	—	—
RSAs(5)						22,679	463,786	13,144	268,795

(1)	These options were granted to Ms. Heino upon her hire on April 15, 2013. Half of this grant was subject to time-based vesting in four equal annual installments on the first four anniversaries of the grant date, subject to Ms. Heino’s continued employment, and half of this grant was subject to EBITDA performance-vesting with respect to each of the first four fiscal years ending after the grant date, subject to Ms. Heino’s continued employment. These options were fully vested as of December 31, 2017.
(2)	These RSAs were granted on April 6, 2015. Each of these grants vest in two equal installments on each of the second and fourth anniversaries of the grant date, subject to the named executive officer’s continued employment.
(3)	These RSAs were granted to Ms. Heino on August 31, 2015 and Mr. Crowley and Mr. Duffy on September 1, 2015. Each of these grants vest in four equal installments on each of the first four anniversaries of the grant date, subject to the named executive officer’s continued employment.
(4)	These RSAs were granted on April 26, 2016. Each of these grants vest in four equal installments on each of the first four anniversaries of the grant date, subject to the named executive officer’s continued employment.
(5)	These RSAs were granted on February 23, 2017. The RSAs reported in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested” column are PSAs that are earned based on the achievement of specified revenue and EBITDA goals in 2017, 2018 and 2019, as described in further detail under “Long-Term Equity Incentive Awards” above and, to the extent earned, vest on February 23, 2020, subject to the named executive officer’s continued employment. Such PSAs are reported assuming the maximum level of achievement of performance targets. The RSAs reported in the “Number of Shares or Units of Stock that Have not Vested” column are RSAs that vest in three equal annual installments on each of the first three anniversaries of the grant date, subject to the named executive officer’s continued employment.

(6)	These options were granted to Mr. Crowley on January 5, 2011. Half of this grant was subject to time-based vesting in five equal annual installments on the first five anniversaries of the grant date, and half of this grant was subject to EBITDA performance-based vesting with respect to each of the first five fiscal years ending after the grant date. These options were amended in 2015 to provide that the unvested performance-based vesting portion will vest in full on June 24, 2018, subject to Mr. Crowley’s continued employment.
(7)	These options were granted to Mr. Crowley and Mr. Duffy on August 5, 2013. Each of these grants vested in four equal installments on each of the first four anniversaries of the grant date, subject to the named executive officer’s continued employment. These options were fully vested as of December 31, 2017.
(8)	These RSAs were granted to Mr. Crowley on January 1, 2016 in recognition of his service as our interim CFO. This grant vests in four equal installments on each of the first four anniversaries of the grant date, subject to Mr. Crowley’s continued employment.
(9)	These options were granted to Mr. Duffy on April 4, 2008. Half of this grant was subject to time-based vesting in five equal annual installments on the first five anniversaries of the grant date, subject to Mr. Duffy’s continued employment, and half of this grant was subject to EBITDA performance-based vesting with respect to each of the first five fiscal years ending after the grant date, subject to Ms. Duffy’s continued employment. These options were amended in 2015 to provide that the unvested performance-based vesting portion will vest in full on April 3, 2018, subject to Mr. Duffy’s continued employment.
(10)	These RSAs were granted to Mr. Healey upon his hire on December 15, 2015. This grant vests in four equal installments on each of the first four anniversaries of the grant date, subject to Mr. Healey’s continued employment.
(11)	The market value of unvested RSAs was calculated by multiplying the closing price of our common stock on December 29, 2017 ($20.45), the last business day of 2017, by the number of Shares reported for the unvested RSAs.

Employment Agreements; Severance and Potential Payments

Upon Termination or Change of Control

The Compensation Committee determined that it was appropriate to enter into employment agreements with each of our named executive officers. Among other things, these agreements set forth the executives’ compensation terms, their rights upon a termination of employment and restrictive covenants relating to non-competition, non-solicitation and confidentiality.

Each of our named executive officers is party to an employment agreement that provide severance in the event of a termination of the named executive officer’s employment by the Company without cause (as defined in the applicable agreement) in an amount equal to the sum of (i) the executive’s annual base salary on the date of termination of employment, (ii) a pro rata portion (based upon the percentage of the fiscal year elapsed through the date of the executive’s termination of employment) of a specified percentage of the executive’s base salary (85% for Ms. Heino, 55% for Mr. Crowley, 45% for Mr. Duffy, 45% for Mr. Healey), which amounts described in clause (i) and (ii) would be payable in substantially equal installments over a 12-month period, and (iii) an amount equal to the Company’s portion of the COBRA premiums for 12 months, in the case of Ms. Heino and , or payable in substantially equal monthly installments following termination, in addition to any earned and unpaid bonus for the year preceding termination of employment, earned and unpaid base salary and unreimbursed business expenses. In the event of a termination of the named executive officer’s employment by the Company without cause or by the executive for good reason within 12 months following a change of control (each, as defined in the applicable agreement), the named executives officer would be entitled to the severance described in the preceding sentence, except that the amount described in clause (ii) would not be prorated. In addition, a change of control of the Company accelerates the vesting of certain unvested equity awards under our plans in certain circumstances, as described under “Long-Term Equity Incentive Awards” above.

The table below quantifies the amounts that would become payable under each named executive officer’s employment agreement and equity award agreements if, on December 31, 2017, a change of control were consummated and the named executive officer’s employment was terminated without cause or for good reason. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed above, any actual amounts paid may be different. Factors that could affect these amounts include the timing during the year of any such event, the cost of benefits and the executive officer’s base salary.

Name	Salary	Additional Amount	Benefits	Total
Mary Anne Heino(1)	$640,000	$10,082,739	$28,246	$10,750,985
John W. Crowley(2)	$369,000	$2,666,398	$28,246	$3,063,644
Michael Duffy(3)	$394,490	$3,077,063	$30,991	$3,502,545
Timothy Healey(4)	$391,400	$1,533,233	$28,246	$1,952,879

(1)	The Additional Amount for Ms. Heino consists of (i) $544,000 in cash severance and (ii) the acceleration of RSAs having a market value (as of December 31, 2017) of $9,538,739.
(2)	The Additional Amount for Mr. Crowley consists of (i) $202,950 in cash severance and (ii) the acceleration of RSAs having a market value (as of December 31, 2017) of $2,463,448.
(3)	The Additional Amount for Mr. Duffy consists of (i) $177,521 in cash severance, (ii) the acceleration of RSAs having a market value (as of December 31, 2017) of $2,494,492 and (iii) the acceleration of options having a market value (as of December 31, 2017) on a net exercise basis of $405,052.
(4)	The Additional Amount for Mr. Healey consists of (i) $176,130 in cash severance and (ii) the acceleration of RSAs having a market value (as of December 31, 2017) of $1,357,103.

No compensation is payable to our named executive officers upon a termination of employment or upon a change of control that is not followed by a qualifying termination of employment, other than in the as described above or as required by applicable law.

In addition, each of the employment agreements with our named executive officers provides for a modified cut-back in the event that adverse tax consequences are imposed on the receipt of parachute payments by the named executive officer pursuant to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). If any payments or benefits from the Company in the nature of compensation that are paid to or for the named executive officer’s benefit, whether paid or payable pursuant to his or her employment agreement or otherwise (each, a “Payment”), would subject the named executive officer to the excise tax under Section 4999 of the Code, then the Payments will be reduced to the greatest amount of the Payments that can be paid that would not result in the imposition of the excise tax (the “Reduced Amount”). However, if the amount of the Payments the named executive officer would receive after payment of all applicable taxes, including any excise taxes, is greater than the Reduced Amount, then no such reduction will occur.

DIRECTOR COMPENSATION

For 2017, each of our non-employee directors was eligible to receive the following annual compensation in cash (which is paid quarterly in advance and prorated for partial periods of service) for services as a director and, as applicable, Board committee member:

•	each director receives an annual fee of $50,000, and the Chairperson of the Board of Directors receives an additional annual fee of $50,000;

•	each member of the Audit Committee receives an annual fee of $10,000, and the Chairperson of the Audit Committee instead receives an annual fee of $20,000;

•	each member of the Compensation Committee receives an annual fee of $7,500, and the Chairperson of the Compensation Committee instead receives an annual fee of $15,000; and

•	each member of the Nominating and Governance Committee receives an annual fee of $4,000, and the Chairperson of the Nominating and Governance Committee instead receives an annual fee of $10,000.

In 2016, we did not compensate our directors or committee members with per meeting fees. For 2017, after reviewing the results of a compensation study prepared by Pearl Meyer, the Compensation Committee increased the additional annual fee for the Chairperson of the Board of Directors to $50,000 and reduced the annual fee for each member of the Nominating and Governance Committee to $4,000. For 2017, former directors Messrs. Burgstahler and Venkataraman waived their right to receive any compensation or equity in respect of their service as directors and committee members. Directors who are employees of the Company do not receive compensation for their services as directors or committee members. On April 27, 2017, Mr. Venkataraman did not stand for election to the Board and, on September 7, 2017, Mr. Burgstahler resigned from the Board. Neither resignation was due to a disagreement with the Company, the Board or management on any matter relating to the Company’s operations, policies or practices.

On January 25, 2017, Ms. McHugh was appointed to the Board of Directors. She was granted 2,671 RSAs upon her appointment, which vested in full on January 25, 2018.

On February 27, 2017, each person then-serving as a non-employee director (with the exception of Messrs. Burgstahler and Venkataraman, who waived their compensation as directors and committee members in 2017) was granted 8,730 RSAs under our 2015 Equity Incentive Plan. These 2017 awards vested in full on February 27, 2018. Non-employee members of the Board of Directors are also entitled to reimbursement for out-of-pocket expenses incurred in connection with rendering such services for so long as they serve as directors.

The following table shows compensation paid to the individuals who served as our non-employee directors in 2017:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Brian Markison(3)	100,000	110,000	—	—	210,000
David Burgstahler(4)	—	—	—	—	—
James Clemmer(5)	66,030	110,000	—	—	176,030
Samuel Leno(6)	70,000	110,000	—	—	180,000
Julie McHugh(7)	58,722	133,500	—	—	192,222
Dr. Frederick Robertson(8)	65,464	110,000	—	—	175,464
Dr. Derace Schaffer(9)	60,678	110,000	—	—	170,678
Sriram Venkataraman(4)	—	—	—	—	—

(1)	Ms. Heino does not receive any additional compensation for her service as a director or as a committee member and is not listed in the table above. For information regarding Ms. Heino’s 2017 compensation, see “Summary Compensation Table” above.

(2)	The amounts in the stock awards column reflect the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, of RSAs, excluding the effect of estimated forfeitures. The aggregate grant date fair value of RSAs is measured based on the closing fair market value of the our common stock on the date of grant, multiplied by the number of Shares subject to the award granted, for each RSA grant made during the year. This grant date fair value does not necessarily correspond to the actual value that will ultimately be realized by each director, which will likely vary based on a number of factors, including our financial performance, stock price fluctuations and applicable vesting.
(3)	On February 27, 2017, Mr. Markison was granted 8,730 RSAs. As of December 31, 2017, Mr. Markison held (a) 14,285 unvested RSAs and (b) outstanding options to purchase 58,913 Shares, of which options to purchase 53,358 Shares were vested.
(4)	Messrs. Burgstahler and Venkataraman are Partners of Avista and in 2017 waived their rights to, and so did not receive, any direct compensation for their service as directors or committee members.
(5)	On February 27, 2017, Mr. Clemmer was granted 8,730 RSAs. As of December 31, 2017, Mr. Clemmer held (a) 11,061 unvested RSAs and (b) outstanding options to purchase 6,993 Shares, of which options to purchase 4,662 Shares were vested.
(6)	On February 27, 2017, Mr. Leno was granted 8,730 RSAs. As of December 31, 2017, Mr. Leno held (a) 11,508 unvested RSAs and (b) outstanding options to purchase 33,871 Shares, of which options to purchase 31,093 Shares were vested.
(7)	On January 25, 2017, and February 27, 2017, Ms. McHugh was granted 2,671 and 8,730 RSAs, respectively. As of December 31, 2017, Ms. McHugh held 11,401 unvested RSAs.
(8)	On February 27, 2017, Dr. Robertson was granted 8,730 RSAs. As of December 31, 2017, Dr. Robertson held 8,730 unvested RSAs.
(9)	On February 27, 2017, Dr. Schaffer was granted 8,730 RSAs. As of December 31, 2017, Dr. Schaffer held 8,730 unvested RSAs.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock held by (i) each of our directors, (ii) each of our named executive officers, (iii) our directors and executive officers as a group and (iv) each person known to us to beneficially own more than 5% of our common stock. For our directors and officers, the information is as of February 22, 2018. For other stockholders who own more than 5% of our common stock, the information is as of the most recent Schedule 13G filed by each such stockholder with the SEC.

Beneficial ownership of Shares is determined under rules of the SEC and generally includes any Shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all Shares shown as beneficially owned by them.

Percentage of beneficial ownership is based on 37,860,711 shares outstanding as of February 22, 2018. Shares subject to RSAs that are currently vested or that will vest within 60 days of the date of this proxy statement, and stock options currently exercisable or exercisable within 60 days of the date of this proxy statement, are deemed to be outstanding and beneficially owned by the person holding those RSAs and options for the purposes of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person.

Unless otherwise indicated, the address for each holder listed below is c/o Lantheus Holdings, Inc., 331 Treble Cove Road, North Billerica, MA 01862.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage Ownership
Directors and Named Executive Officers
Brian Markison(1)	78,648	*
David Burgstahler	—	*
James Clemmer(2)	38,392	*
Samuel Leno(3)	37,488	*
Julie McHugh	11,401	*
Dr. Frederick Robertson	33,730	*
Dr. Derace Schaffer	43,730	*
Sriram Venkataraman	—	*
Dr. James Thrall	—	*
Gary Pruden	—	*
Kenneth Pucel	—	*
Mary Anne Heino(4)	121,314	*
John W. Crowley(5)	29,423	*
Michael Duffy(6)	35,810	*
Timothy Healey(7)	5,476	*
All Directors and Executive Officers as a Group (19 persons)(8)	467,918	1.2%
5% Stockholders
T. Rowe Price Associates, Inc.(9)	4,839,949	12.8%
Black Rock, Inc.(10)	3,808,620	10.1%
The Vanguard Group, Inc.(11)	2,799,133	7.4%
Wellington Management Co. LLP(12)	2,383,091	6.3%

*	Represents beneficial ownership of less than 1% of our outstanding Shares.
(1)	Does not include 5,555 unvested RSAs held by Mr. Markison.
(2)	Does not include 2,331 unvested RSAs held by Mr. Clemmer.
(3)	Does not include 2,778 unvested RSAs held by Mr. Leno.
(4)	Does not include 444,453 unvested RSAs held by Ms. Heino.
(5)	Does not include 109,233 unvested RSAs held by Mr. Crowley.
(6)	Does not include 116,491 unvested RSAs held by Mr. Duffy.
(7)	Does not include 60,886 unvested RSAs held by Mr. Healey.
(8)	Does not include 998,465 unvested RSAs held by our directors and executive officers as a group.
(9)	Based solely on Amendment No. 3 to Schedule 13G filed on February 14, 2018 by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Health Sciences Fund, Inc. (“Price Fund”) (collectively, “T. Rowe Price”). In that filing, (i) Price Associates reports sole voting power with respect to 537,842 Shares and sole dispositive power with respect to 4,839,949 Shares, and reports that not more than 5% of Shares is owned by any one client subject to the investment advice of Price Associates, and (ii) Price Fund reports sole voting power with respect to 2,209,909 Shares. Also in that filing, T. Rowe Price lists its address as 100 E. Pratt Street, Baltimore, Maryland 21202.
(10)	Based solely on Amendment No. 1 to Schedule 13G filed on January 19, 2018 by Blackrock, Inc. In that filing, Blackrock, Inc. reports sole voting power with respect to 3,748,408 Shares and sole dispositive power with respect to 3,808,620 Shares, and reports that not more than 5% of Shares is owned by any one client subject to the investment advice of Blackrock, Inc. Also in that filing, Blackrock, Inc. lists its address as 55 E. 52nd Street, New York, New York 10055.
(11)	Based solely on a Schedule 13G filed on February 8, 2018 by The Vanguard Group. In that filing, The Vanguard Group reports sole voting power with respect to 56,891 Shares and sole dispositive power with respect to 2,741,724 Shares, and reports that not more than 5% of Shares is owned by any one client subject to the investment advice of The Vanguard Group. Also in that filing, The Vanguard Group lists its address as The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355.
(12)	Based solely on Amendment No. 3 to Schedule 13G filed on February 8, 2018 by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP (collectively, “Wellington”). In that filing, (i) Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP each report shared voting power with respect to 1,816,754 Shares and shared dispositive power with respect to 2,383,091 Shares and (ii) Wellington Management Company LLP reports shared voting power with respect to 1,776,771 Shares and shared dispositive power with respect to 2,189,855 Shares. In that filing, Wellington also reports that (a) all of these Shares are owned of record by clients of one or more of the following of its investment advisors: Wellington Management Company LLP, Wellington Management Canada LLC, Wellington Management Singapore Pte Ltd, Wellington Management Hong Kong Ltd, Wellington Management International Ltd, Wellington Management Japan Pte Ltd and Wellington Management Australia Pty Ltd (collectively, the “Wellington Investment Advisers”), (b) none of those clients owns more than 5% of Shares, except for Wellington Trust Company, NA, (c) Wellington Management Group LLP is the parent holding company of certain holding companies and the Wellington Investment Advisers, (d) Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers, (e) Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP and (f) Wellington Group Holdings LLP is owned by Wellington Management Group LLP. Also in that filing, Wellington lists its address as c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who beneficially own more than 10% of the Company’s Shares, to file reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. These persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file. We assist our directors and executive officers with their Section 16(a) filings. Based solely on a review of reports filed with the SEC and written representations from directors and executive officers, we believe that all required reports under Section 16(a) with respect to those persons were timely filed during 2017.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

This section describes certain relationships and related person transactions between us or our subsidiaries, on the one hand, and our directors, director nominees, executive officers, holders of more than 5% of our voting securities and certain related persons of any of the foregoing, on the other hand, since January 1, 2017.

Shareholders Agreements

In connection with Avista’s original acquisition of the Company’s business (the “Acquisition”), the Company entered into (i) a Shareholders Agreement with Avista and certain Management Shareholders, dated January 8, 2008 and subsequently amended on February 26, 2008 and on June 25, 2015 in connection with the consummation of our initial public offering (the “Initial Shareholders Agreement”), and (ii) an Employee Shareholders Agreement with Avista and certain employee stockholders named therein, dated as of May 30, 2008 and subsequently amended on June 25, 2015 in connection with the consummation of our initial public offering (the “Employee Shareholders Agreement,” and, collectively with the Initial Shareholders Agreement, the “Shareholders Agreements”). Messrs. Markison and Leno were Management Shareholders parties to the Initial Shareholders Agreement, and certain of our executive officers were parties to the Employee Shareholders Agreement.

Until they terminated in accordance with their respective terms in 2017, the Shareholders Agreements governed the parties’ respective rights, duties and obligations with respect to the ownership of Company securities. The Initial Shareholders Agreement provided demand registration rights in favor of Avista and piggy-back registration rights in favor of Avista and the Management Shareholders. The Initial Shareholders Agreement also provided Avista with the right to nominate two directors to the Board of Directors for so long as it owns 25% or more of our issued and outstanding Shares, and the right to nominate one director for election to the Board of Directors for so long as it beneficially owns 10% or more, but less than 25%, of our issued and outstanding Shares.

Prior to June 30, 2016, the first anniversary of our initial public offering, both Shareholders Agreements (i) provided the Company with the right to repurchase shares held by Management Shareholders or employee stockholders who ceased to be employed by the Company or any of its subsidiaries and (ii) restricted the ability of the Management Shareholders and employee stockholders to transfer Shares that they owned, allowing Management Shareholders and employee stockholders to transfer Shares only in proportion to the transfer of Shares by Avista. Those restrictions expired on June 30, 2016.

INC Research Master Services Agreement

In the first quarter of 2016, we entered into a services agreement with INC Research Holdings, Inc. (“INC”), now known as Syneos Health, Inc., to provide pharmacovigilance services. Avista and certain of its affiliates were principal owners of both us and INC during 2016. The agreement has a term of three years. During the year ended December 31, 2016, investment funds affiliated with Avista disposed of shares of INC common stock held by them. As a result, such investment funds were no longer a principal owner of INC. Related party expenses included in the following table represent expenses incurred during the period under which investment funds affiliated with Avista held an investment in INC.

VWR Scientific Purchases

We purchase inventory supplies from VWR Scientific (“VWR”). Avista and certain of its affiliates were principal owners of both us and VWR during 2017 and 2016.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by the director or executive officer in any action or proceeding, including, without limitation, all liability arising out of negligence or active or passive wrongdoing by such officer or director, in any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer. At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, executive officers, employees or agents in which indemnification would be required or permitted. We believe these indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

Related Party Expenses

Related party expenses consisted of the following:

		Year Ended December 31,
(in thousands)	Transaction Type	2017	2016
INC Research Holdings, Inc.	Pharmacovigilance services	$—	$780
VWR Scientific*	Inventory supplies	297	354

		$297	$1,134

*	During the year ended December 31, 2017, Avista distributed to its partners or sold approximately 6.3 million shares of our common stock in the aggregate, representing the remainder of their holdings in us. The transactions were effected as sales and distributions-in-kind of our common stock to the investors in those investment funds. As such, Avista and VWR Scientific (an entity in which Avista had an interest) are no longer related parties.

Policies for Approval of Related Person Transactions

We have a written policy relating to the approval of related person transactions pursuant to which the Audit Committee reviews and approves or ratifies all relationships and related person transactions between us and (i) our directors, director nominees and executive officers, (ii) any 5% record or beneficial owner of Shares or (iii) any immediate family member of any person specified in (i) or (ii) above. Management, under the oversight of the Audit Committee, is primarily responsible for the development and implementation of processes and controls to obtain information from our directors and executive officers with respect to related person transactions and the Audit Committee is primarily responsible for determining, based on the facts and circumstances, whether we have, or a related person has, a direct or indirect material interest in the transaction.

As set forth in the related person transaction policy, in the course of its review and approval or ratification of a related person transaction, the Audit Committee will consider:

•	the nature of the related person’s interest in the transaction;

•	the availability of other sources of comparable products or services;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction; and

•	the importance of the transaction to us.

Any member of the Audit Committee who is a related person with respect to a transaction under review will not be permitted to participate in the approval or ratification of the transaction. However, that member of the Audit Committee will provide all material information concerning the transaction to the Audit Committee.

AMENDMENTS TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

(PROPOSALS 2 THROUGH 4)

The Board has unanimously approved, and recommends to the stockholders that they adopt, amendments to our amended and restated certificate of incorporation (our “Charter”) to:

•	eliminate the supermajority voting requirements for amendments to certain provisions of the Charter (Proposal 2);

•	permit holders of at least a majority of our common stock to call special meetings of the stockholders (Proposal 3); and

•	delete various provisions related to our former sponsor that are no longer applicable (Proposal 4).

Background: In General

Since we completed our initial public offering (“IPO”), there have been many changes to our stockholder base. Specifically, when we completed our IPO, Avista Capital Partners, LP, Avista Capital Partners (Offshore) LP and ACP Lantern Co-Invest LLC (collectively referred to as “Avista”) collectively owned more than 64% of the outstanding shares of our common stock. At the time of our IPO, there were numerous items in our Charter that reflected those ownership positions.

As of August 14, 2017, Avista no longer beneficially owned any shares of our common stock. Therefore, we have reviewed our Charter to determine what revisions are advisable due to these changes in our stockholder base. During this review, we also analyzed recent corporate governance trends and considered what other changes are advisable.

Separate Proposals

Although each of these proposals have come about based on our review of our Charter due to changes in our stockholder base and our review of recent corporate governance trends, we are submitting these amendments to the stockholders as separate proposals so that our stockholders are able to express their views on each amendment separately. Each proposal is not conditioned on the approval of any other proposal. Our Charter provides generally that the affirmative vote of the majority of the shares entitled to vote on any matter is required to amend our Charter, but, in certain instances, the affirmative vote of 66 2/3% of the shares entitled to vote is required to amend our Charter. Therefore, we will amend our Charter to implement:

•	Proposal 2 only if that particular proposal receives approval from at least 66 2/3% of the shares entitled to be cast; and

•	Each of Proposal 3 and Proposal 4 only if that particular proposal receives approval from at least a majority of the shares entitled to be cast.

Corresponding Changes to our Bylaws

As part of our review of our Charter and corporate governance trends, we also reviewed our amended and restated bylaws and identified the corresponding provisions of our bylaws that would be revised assuming the proposals in this proxy statement are approved by our stockholders. Even though our Board has the right to amend our bylaws without the need to seek stockholder approval, our Board has determined that, to the extent that our stockholders do not approve a Charter proposal that has a corresponding change in our amended and restated bylaws, the Board will not make that change in our amended and restated bylaws. The changes proposed to be made to our amended and restated bylaws are as follows:

•	remove references to Avista and permit stockholders to call a special meeting (Section 1.02);

•	delete the provision referring to Avista’s rights to designate persons for nomination for election to our Board (Section 1.12(c)); and

•	delete the provision that provides first resort indemnification and advancement of expenses to directors that were partners or employees of Avista and the corresponding cross-reference to such indemnity (Section 6.01(c) and Section 6.07(a)).

PROPOSAL 2: AMENDMENT TO ELIMINATE THE SUPERMAJORITY VOTING REQUIREMENT FOR AMENDMENTS TO CERTAIN PROVISIONS OF OUR CHARTER

We are seeking stockholder approval of the proposed amendment to our Charter to eliminate the supermajority voting requirement for amendments to provisions of our Charter.

Background

Article XII of our Charter currently requires the affirmative vote of at least 66 2/3% of the voting power of the Company’s then outstanding shares of stock entitled to vote generally in the election of directors to amend certain provisions of our Charter, including (i) Section 5.3 (providing for classification of the Board of Directors); (ii) Section 5.4 (providing for removal of Directors); (iii) Section 5.6 (providing for the filling of vacancies on the Board of Directors); (iv) Article XI (providing exclusive forum in the Court of Chancery of the State of Delaware); and (v) Article XII (providing for supermajority vote to amend the Charter).

On February 22, 2018, the Board adopted resolutions approving and authorizing the proposed Charter amendment and directing that the amendment be submitted to a vote of stockholders at the Annual Meeting. The Board determined that it is in the best interests of the Company and its stockholders to amend Article XII of the Charter to apply a simple majority voting standard to amend provisions of the Charter, substantially in the form provided below. This amendment empowers a majority of the Company’s stockholders to have a greater influence over the Company’s governance and aligns the Company’s policy with currently recognized corporate governance best practices.

Amendment

If approved, the amendment would amend Article XII of the Charter as follows:

ARTICLE XII

12.1    Amendment. The Corporation reserves the right, at any time and from time to time, to alter, amend, add to or repeal any provision contained in this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) in any manner now or hereafter prescribed by law, and all rights, preferences, privileges and powers of any nature conferred upon stockholders, directors or any other persons herein are granted subject to this reservation~~; provided, however, that notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock), and in addition to any other vote that may be required by law, the affirmative vote of the holders of at least 66 2/3% of the voting power of the Corporation’s then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, add to or repeal, or to adopt any provision inconsistent with, Sections 5.3, 5.4 and 5.6 of Article V, Article XI hereof or this provision of this Article XII~~.

If stockholders approve this proposal, the Company will file this Charter amendment incorporating the approved changes with the Secretary of State of the State of Delaware promptly after the Annual Meeting, and the amendment will become effective upon filing. If stockholders do not approve this proposal, we will not file this Charter amendment and our Charter will continue in its current form, subject to amendments required to give effect to any of the other proposals that are approved.

A copy of the Amended and Restated Certificate of Incorporation giving effect to this proposal and the other proposals recommended in this proxy statement (assuming all such proposals are approved) is attached to this proxy statement as Appendix A.

Vote Required

Approval of this Charter amendment requires the affirmative vote of at least 66 2/3% of the voting power of the Company’s then outstanding shares of stock entitled to vote generally in the election of directors. Abstentions and broker non-votes will be counted as shares voting against such matter.

Board of Directors’ Recommendation

YOUR BOARD UNANIMOUSLY RECOMMENDS THAT

YOU VOTE “FOR” APPROVAL OF THE CHARTER AMENDMENT TO ELIMINATE THE

SUPERMAJORITY REQUIREMENT FOR AMENDMENTS TO CERTAIN PROVISIONS OF THE CHARTER.

PROPOSAL 3: AMENDMENT TO PERMIT HOLDERS OF AT LEAST A MAJORITY OF OUR COMMON STOCK TO CALL SPECIAL MEETINGS OF THE STOCKHOLDERS

We are seeking stockholder approval to amend our Charter to allow holders of at least a majority of the voting power of the Company’s then outstanding shares of stock entitled to vote generally in the election of directors to call a special meeting.

Background

Our Charter currently only allows for our stockholders to call a special meeting of stockholders if Avista owns at least a majority of our outstanding shares of common stock. Since Avista no longer beneficially owns any of our common stock, this effectively means that our stockholders currently cannot call a special meeting.

The current provision in our Charter reflects the share ownership positions of Avista when we went public in June 2015. In addition to the other changes to the Charter that are contained in Proposals 2 and 4, we also reviewed the current provision on special meetings of stockholders. Our Board has determined that it is a positive corporate governance measure to allow a majority of our stockholders to have the ability to call a special meeting of the stockholders.

Amendment

If approved, the amendment would amend Section 6.5 of the Charter as follows:

6.5 Special Meetings of Stockholders. Subject to the terms of any one or more series or classes of Preferred Stock, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called at any time, ~~but only~~ by or at the direction of a majority of the directors then in office, the Chairperson of the Board or the Chief Executive Officer of the Corporation, except as otherwise provided in the Corporation’s Bylaws. In addition, holders of a majority of the then outstanding shares of common stock of the Corporation may call a special meeting of the stockholders of the Corporation. ~~The ability of stockholders to call a special meeting of stockholders is specifically denied from and after the time that Avista beneficially owns (as shall be determined in accordance with Rules 13d-3 and 13d-5 of the Exchange Act) less than 50.1% of the then outstanding shares of the Common Stock.~~

If stockholders approve this proposal, the Company will file this Charter amendment incorporating the approved changes with the Secretary of State of the State of Delaware promptly after the Annual Meeting, and the amendment will become effective upon filing. If stockholders do not approve this proposal, we will not file this Charter amendment and our Charter will continue in its current form, subject to amendments required to give effect to any of the other proposals that are approved.

A copy of the Amended and Restated Certificate of Incorporation giving effect to this proposal and the other proposals recommended in this proxy statement is attached to this proxy statement as Appendix A.

Vote Required

Approval of this Charter amendment requires the affirmative vote of at least a majority of the voting power of the Company’s then outstanding shares of stock entitled to vote generally in the election of directors. Abstentions and broker non-votes will be counted as shares voting against such matter.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT

YOU VOTE “FOR” APPROVAL OF THE PROPOSAL TO THE ALLOW

A MAJORITY OF STOCKHOLDERS TO CALL A SPECIAL MEETING OF STOCKHOLDERS.

PROPOSAL 4: AMENDMENT TO DELETE VARIOUS PROVISIONS

RELATED TO OUR FORMER SPONSOR THAT ARE NO LONGER APPLICABLE

We are seeking stockholder approval to amend our Charter to approve the following additional changes to our Charter:

Our Charter currently contains several provisions related to “Avista,” which term is defined in our Charter to mean Avista Capital Partners, LP, Avista Capital Partners (Offshore) LP and ACP Lantern Co-Invest LLC and their respective affiliates. These provisions:

•	allow for our stockholders to act by written consent if Avista owns at least a majority of our outstanding shares of common stock;

•	provide first resort indemnification and advancement of expenses to directors that were partners or employees of Avista;

•	provide that the Company shall not be governed by Section 203 of the Delaware General Corporation Law while Avista owns at least 5% of the outstanding shares of common stock of the Company; and

•	renounce any interest or expectancy in any business opportunities presented to Avista, even if the opportunity is one that we might have reasonably pursued, and that Avista will not be liable to us or our stockholders for breach of any duty by reason of any such activities, unless, in the case of any person who is a director or officer of our company, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of our company.

Background

The provisions detailing rights, privileges and protections of Avista are no longer applicable, since, as of August 14, 2017, Avista no longer beneficially owned the number of shares of our common stock required by these provisions. In addition, our Board believes the current provisions related to Avista are potentially confusing and should be removed.

After consideration of the foregoing, the Board has approved, and recommends to the stockholders that they adopt, the proposed amendment.

Amendment

If approved, the amendment would amend the Charter as follows:

•	Section 6.3 would be revised as follows:

6.3 No Stockholder Action by Consent. Subject to the terms of any one or more series or classes of Preferred Stock, ~~from and after the time that Avista Capital Partners, LP, Avista Capital Partners (Offshore) LP and ACP Lantern Co-Invest LLC and their respective affiliates (collectively, “Avista”) collectively, beneficially own (as shall be determined in accordance with Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) less than 50.1% of the then outstanding shares of the Common Stock, then~~ any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders of the Corporation and may not be effected by any written consent in lieu of a meeting by such stockholders, unless the directors then in office unanimously recommend that such action be permitted to be taken by written consent of stockholders. In the event that an action is permitted to be taken by written consent of stockholders in accordance with this Section 6.3 and a signed written consent(s) (and any related revocation(s)) is (are) delivered to the Corporation in the manner provided by applicable law, the Corporation may engage independent inspectors of elections for the purpose of performing promptly a ministerial review of the validity of the consents and revocations. In the event the Corporation engages such inspectors, then for the purpose of permitting the inspectors to perform such review no action by written consent in lieu of a meeting of stockholders shall be effective until such inspectors have completed their review, determined that the requisite number of valid and unrevoked consents delivered to the Corporation in accordance with applicable law have been obtained to take the action specified in the consents, and certified such determination for entry in the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders, and such action by written consent will take effect as of the date and time of the certification of the written consents and will not relate back to the date the written consents to take action were delivered to the Corporation. ~~For purposes of this Section 6.3 and Article XI below, “affiliates” shall mean, with respect to a given person, any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified; provided, however, that for the purposes of this definition none of (i) the Corporation, its subsidiaries and any entities (including corporations, partnerships, limited liability companies or other persons) in which the Corporation or its subsidiaries hold, directly or indirectly, an ownership interest, on the one hand, or (ii) Avista and its affiliates (excluding the Corporation, its subsidiaries or other entities described in clause (i)), on the other hand, shall be deemed to be “affiliates” of one another. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as applied to any person means the possession, direct or indirect, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, or otherwise.~~

•	Section 7.2(c) would be deleted in its entirety:

~~(c) Avista Directors. The Corporation hereby acknowledges that the directors that are partners or employees of Avista (“Avista Directors”) have certain rights to indemnification, advancement of expenses and/or insurance provided by Avista and certain affiliates that, directly or indirectly, (i) are controlled by, (ii) control or (iii) are under common control with, Avista (collectively, the “Fund Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the Avista Directors are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Avista Directors are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the Avista Directors and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this paragraph and the bylaws of the Corporation from time to time (or any other agreement between the Corporation and the Avista Directors), without regard to any rights the Avista Directors may have against the Fund Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Fund Indemnitors on behalf of the Avista Directors with respect to any claim for which the Avista Directors have sought indemnification from the Corporation shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or to be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Avista Directors against the Corporation. The Corporation and the Avista Directors agree that the Fund Indemnitors are express third party beneficiaries of the terms of this paragraph.~~

•	Section 7.8(a) would be revised as follows:

7.8 Exception to Rights of Indemnification and Advancement. Notwithstanding any provision in this Article VII, the Corporation shall not be obligated by this Article VII to make any indemnity or advancement in connection with any claim made against an Indemnitee:

(a) ~~subject to Section 7.2(c) for which payment has actually been made to or on behalf of such Indemnitee under any insurance policy or other indemnity provision,~~ except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or

•	Section 10.1 would be revised as follows:

10.1 Section 203 of the DGCL. The Corporation shall ~~not~~ be governed by Section 203 of the DGCL (“Section 203”), and the restrictions contained in Section 203 shall ~~not~~ apply to the Corporation~~, until the moment in time immediately following the time at which both of the following conditions exist (if ever): (A) Section 203 by its terms would, but for the provisions of this Article X, apply to the Corporation; and (B) there occurs a transaction following the consummation of which Avista owns (as defined in Section 203) less than 5% of the voting power of the Corporation’s then outstanding shares of voting stock (as defined in Section 203) of the Corporation, and the Corporation shall thereafter be governed by Section 203 if and for so long as Section 203 by its terms shall apply to the Corporation~~.

•	Sections 10.2 and 10.3 would be deleted in their entirety:

~~10.2 Corporate Opportunities. To the fullest extent permitted by Section 122(17) of the DGCL and except as may be otherwise expressly agreed in writing by the Corporation and Avista, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities, which are from time to time presented to Avista or any of its managers, officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person or entity shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person or entity pursues or acquires such business opportunity, directs such business opportunity to another person or entity or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Neither the alteration, amendment, addition to or repeal of this Article X, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.~~

~~10.3 Amendments to Article X. Notwithstanding anything to the contrary in this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, for as long as Avista beneficially owns shares of stock of the Corporation representing at least 5% of the Corporation’s then outstanding shares entitled to vote generally in the election of directors, this Article X shall not be amended, altered or revised, including by merger or otherwise, without Avista’s prior written consent.~~

If stockholders approve this proposal, the Company will file these Charter amendments incorporating the approved changes with the Secretary of State of the State of Delaware promptly after the Annual Meeting, and the amendments will become effective as of the date of stockholder approval. If stockholders do not approve this proposal, we will not file these Charter amendments and our Charter will continue in its current form, subject to amendments required to give effect to any of the other proposals that are approved.

A copy of the Amended and Restated Certificate of Incorporation giving effect to this proposal and the other proposals recommended in this proxy statement is attached to this proxy statement as Appendix A.

Vote Required

Approval of this Charter amendment requires the affirmative vote of at least a majority of the voting power of the Company’s then outstanding shares of stock entitled to vote generally in the election of directors. Abstentions and broker non-votes will be counted as shares voting against such matter.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT

YOU VOTE “FOR” APPROVAL OF THE PROPOSAL TO REMOVE INAPPLICABLE PROVISIONS

TO OUR CHARTER RELATED TO OUR FORMER SPONSOR.

PROPOSAL 5: RATIFICATION OF INDEPENDENT AUDITOR

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Although stockholder ratification of the appointment of Deloitte is not required by law, we are submitting the appointment to our stockholders for ratification as a matter of good corporate governance.

Representatives of Deloitte are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required

The ratification of the appointment of Deloitte requires the affirmative vote of a majority of the votes cast at the Annual Meeting. If stockholders do not ratify the appointment of Deloitte, then the Audit Committee will reconsider the appointment. Even if stockholders ratify the appointment of Deloitte, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT

YOU VOTE “FOR” THE RATIFICATION OF DELOITTE AS OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

Deloitte Fees

The following table presents aggregate fees billed to the Company for services rendered by Deloitte during the years ended December 31, 2017 and 2016:

	Year Ended December 31,
(in thousands)	2017	2016
Audit fees(1)	$1,059,355	$1,212,655
Audit-related fees(2)	196,500	232,000
Tax fees(3)	—	133,595
All other fees	—	—

Total	$1,255,855	$1,578,250

(1)	Audit fees are fees related to professional services rendered in connection with the audit of our annual financial statements, the reviews of the interim financial statements included in each of our quarterly reports on Form 10-Q, and other professional services provided by our independent registered public accounting firm in connection with statutory or regulatory filings or engagements. All other fees consist primarily of the reimbursement of expenses associated with completion of services noted above.
(2)	Audit-related fees are fees related to services performed in connection with our primary and secondary public offerings, including comfort letters, consents and review of documents filed with the SEC.
(3)	Tax fees are fees billed for professional services for tax compliance, tax advice and tax planning services.

Audit Committee Pre-Approval Policies

The services provided by Deloitte were pre-approved by the Audit Committee. The Audit Committee has considered whether the provision of the services described above is compatible with maintaining the independence of the independent registered public accounting firm and has determined that the provision of these services has not adversely affected Deloitte’s independence. The Audit Committee approved 100% of the services covered by audit fees, audit-related fees, tax fees and all other similar fees.

AUDIT COMMITTEE REPORT

The information contained in this report will not be deemed “soliciting material” or otherwise considered “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, and such information will not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit Committee is responsible primarily for assisting the Board of Directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and its subsidiaries. The Audit Committee assists in the Board of Directors’ oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s independent auditors’ qualifications and independence and the performance of the Company’s independent auditors.

The Audit Committee currently consists of Messrs. Leno (Chairperson), Clemmer and Pruden and Dr. Robertson, each of whom is independent under Nasdaq and SEC rules.

The Company’s management is responsible for the preparation and presentation of the Company’s financial statements, the effectiveness of internal control over financial reporting and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements or disclosures.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2017 with the Company’s management and Deloitte. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence.

Based on such review, discussions and disclosure, the Audit Committee recommended to the Company’s Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Audit Committee

Samuel Leno (Chair)

James Clemmer

Gary Pruden*

Dr. Frederick Robertson

*	Mr. Pruden was appointed to the Audit Committee in February 2018, after the Company’s Annual Report on Form 10-K was filed with the SEC.

ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

Stockholder proposals intended to be presented at the 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”), pursuant to Exchange Act Rule 14a-8 must be delivered to the Corporate Secretary at our principal executive offices no later than November 16, 2018 in order to be included in the our proxy materials for that meeting. Such proposals must also comply with all applicable provisions of Exchange Act Rule 14a-8 and our bylaws.

Under our bylaws, stockholder proposals submitted for consideration at our 2019 Annual Meeting, but not submitted for inclusion in our proxy materials pursuant to Exchange Act Rule 14a-8, including nominations for candidates for election as directors, must be delivered to our Secretary at our principal executive offices not earlier than December 28, 2018 and not later than January 26, 2019. However, if our 2019 Annual Meeting occurs more than 30 days before or 60 days after April 26, 2019, proposals must be delivered not less than 90 days or more than 120 days before the meeting date or, if the first public announcement of the meeting date is less than 100 days prior to the annual meeting date, then no later than the 10th day following the date of the first public announcement of the meeting date.

Director nominations for consideration at any special meeting of stockholders called for the purpose of electing directors must be delivered on or before the close of business on the 120th day prior to the special meeting date and not later than the close of business on the latest of the 90th prior to the special meeting or the 10th day following the date of the first public announcement of the meeting date.

Stockholder proposals and nominations must include all required information concerning the stockholder and the proposal or nominee set forth in our bylaws.

Appendix A

[Amended and Restated Certificate of Incorporation]

PROPOSED AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LANTHEUS HOLDINGS, INC.

With amendments to be effective after the Annual Meeting to be held on April 26, 2018

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF LANTHEUS HOLDINGS, INC.

(Under Sections 242 and 245 of the

Delaware General Corporation Law)

Lantheus Holdings, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify as follows:

FIRST. The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on November 30, 2007 under the name ACP Lantern Holdings, Inc., and the Corporation amended and restated its Certificate of Incorporation on December 10, 2012, further amended its amended and restated Certificate of Incorporation on June 24, 2014, and further amended and restated that amended and restated Certificate of Incorporation on June 25, 2015 (as amended to date, the “Previous Certificate of Incorporation”).

SECOND. The Board of Directors of the Corporation (the “Board of Directors”) adopted resolutions proposing to amend and restate the Previous Certificate of Incorporation, and the stockholders of the Corporation have duly approved the amendment and restatement.

THIRD. Pursuant to Sections 242 and 245 of the DGCL, this Amended and Restated Certificate of Incorporation restates, integrates and further amends the Previous Certificate of Incorporation of the Corporation to read in its entirety as follows:

ARTICLE I

1.1 Name. The name of the Corporation is:

Lantheus Holdings, Inc.

ARTICLE II

2.1 Address. The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

3.1 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. Without limiting the generality of the foregoing, the Corporation shall have all of the powers conferred on corporations by the DGCL and other applicable law.

ARTICLE IV

4.1 Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is two hundred seventy five million (275,000,000) shares, of which (i) two hundred fifty million (250,000,000) shares shall be shares of common stock, par value $0.01 per share (the “Common Stock”), and

(ii) twenty five million (25,000,000) shares shall be shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). Notwithstanding anything to the contrary contained herein, the rights and preferences of the Common Stock shall at all times be subject to the rights and preferences of the Preferred Stock as may be set forth in one or more certificates of designations filed with the Secretary of State of the State of Delaware from time to time in accordance with the DGCL and this Amended and Restated Certificate of Incorporation. The number of authorized shares of Preferred Stock and Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding shares of stock entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class or series shall be required therefor.

4.2 Common Stock. The Common Stock shall have the following powers, designations, preferences and rights and qualifications, limitations and restrictions:

(a) Voting. Each holder of record of shares of Common Stock shall be entitled to vote at all meetings of the stockholders of the Corporation and shall have one vote for each share of Common Stock held of record by such holder of record as of the applicable record date on any matter that is submitted to a vote of the stockholders of the Corporation; provided, however, that to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) that relates solely to the terms of one or more outstanding series or class(es) of Preferred Stock if the holders of such affected series or class(es) of Preferred Stock are entitled, either separately or together with the holders of one or more other such series or class(es), to vote thereon pursuant to applicable law or this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock); and provided further that the Board of Directors may issue or grant shares of Common Stock that are subject to vesting or forfeiture and that restrict or eliminate voting rights with respect to such shares until any such vesting criteria is satisfied or such forfeiture provisions lapse.

(b) Dividends and Distributions. Subject to the prior rights of all classes or series of stock at the time outstanding having prior rights as to dividends or other distributions, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property, or stock as may be declared on the Common Stock by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

(c) Liquidation, etc. Subject to the prior rights of creditors of the Corporation and the holders of all classes or series of stock at the time outstanding having prior rights as to distributions upon liquidation, dissolution or winding up of the Corporation, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of shares of Common Stock shall be entitled to receive their ratable and proportionate share of the remaining assets of the Corporation.

(d) No holder of shares of Common Stock shall have cumulative voting rights.

(e) No holder of shares of Common Stock shall be entitled to preemptive or subscription rights pursuant to this Amended and Restated Certificate of Incorporation.

4.3 Preferred Stock. The Board of Directors is hereby expressly authorized, to the fullest extent as may now or hereafter be permitted by the DGCL, by resolution or resolutions, at any time and from time to time, to provide for the issuance of a share or shares of Preferred Stock in one or more series or classes and to fix for each such series or class (i) the number of shares constituting such series or class and the designation of such series or class, (ii) the voting powers (if any), whether full or limited, of the shares of such series or class, (iii) the powers, preferences, and relative, participating, optional or other special rights of the shares of each such series or class, and (iv) the qualifications, limitations, and restrictions thereof, and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. Without limiting the generality of the foregoing, to the fullest extent as may now or hereafter be permitted by the DGCL, the authority of the Board of Directors with respect to the Preferred Stock and any series or class thereof shall include, but not be limited to, determination of the following:

(a) the number of shares constituting any series or class and the distinctive designation of that series or class;

(b) the dividend rate or rates on the shares of any series or class, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series or class;

(c) whether any series or class shall have voting rights, in addition to the voting rights provided by applicable law, and, if so, the number of votes per share and the terms and conditions of such voting rights;

(d) whether any series or class shall have conversion privileges and, if so, the terms and conditions of conversion, including provision for adjustment of the conversion rate upon such events as the Board of Directors shall determine;

(e) whether the shares of any series or class shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) whether any series or class shall have a sinking fund for the redemption or purchase of shares of that series or class, and, if so, the terms and amount of such sinking fund;

(g) the rights of the shares of any series or class in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series or class; and

(h) any other powers, preferences, rights, qualifications, limitations, and restrictions of any series or class.

The powers, preferences and relative, participating, optional and other special rights of the shares of each series or class of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series or classes at any time outstanding. Unless otherwise provided in the resolution or resolutions providing for the issuance of such series or class of Preferred Stock, shares of Preferred Stock, regardless of series or class, which shall be issued and thereafter acquired by the Corporation through purchase, redemption, exchange, conversion or otherwise shall return to the status of authorized but unissued Preferred Stock, without designation as to series or class of Preferred Stock, and the Corporation shall have the right to reissue such shares.

4.4 Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration and for such corporate purposes, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration and for such corporate purposes, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

ARTICLE V

5.1 Powers of the Board. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by applicable law or by this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) or the Bylaws of the Corporation, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, except as otherwise specifically required by law or as otherwise provided in this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock).

5.2 Number of Directors. Upon the effectiveness of this Amended and Restated Certificate of Incorporation (the “Effective Time”), the total number of directors constituting the entire Board of Directors shall be six (6). Thereafter, the total number of directors constituting the entire Board of Directors shall be fixed from time to time exclusively by resolution of at least a majority of the Board then in office.

5.3 Classification. Subject to the terms of any one or more series or classes of Preferred Stock, and effective upon the Effective Time, the directors of the Corporation shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The Board of Directors may assign members of the Board of Directors already in office to such classes as of the Effective Time. The term of office of the initial Class I directors shall expire at the first annual meeting of the stockholders following the Effective Time; the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Time; and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Time. At each annual meeting of stockholders, commencing with the first annual meeting of stockholders following the Effective Time, successors to the class of directors whose term expires at that annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes in such a manner as the Board of Directors shall determine so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

5.4 Removal of Directors. Subject to the terms of any one or more series or classes of Preferred Stock, any director or the entire Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. For purposes of this Section 5.4, “cause” shall mean, with respect to any director, (i) the willful failure by such director to perform, or the gross negligence of such director in performing, the duties of a director, (ii) the engaging by such director in willful or serious misconduct that is injurious to the Corporation or (iii) the conviction of such director of, or the entering by such director of a plea of nolo contendere to, a crime that constitutes a felony.

5.5 Term. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement or removal from office. A director may resign at any time upon written notice to the Corporation.

5.6 Vacancies. Subject to the terms of any one or more series or classes of Preferred Stock, any vacancies in the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors shall be filled only by the Board of Directors (and not by the stockholders), acting by a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and any directors so appointed shall hold office until the next election of the class of directors to which such directors have been appointed and until their successors are duly elected and qualified.

5.7 Director Elections by Holders of Preferred Stock. Notwithstanding the foregoing, whenever the holders of any one or more series or classes of Preferred Stock shall have the right, voting separately by series or class, to elect one or more directors at an annual or special meeting of stockholders, the election, filling of vacancies, removal of directors and other features of such one or more directorships shall be governed by the terms of such one or more series or classes of Preferred Stock to the extent permitted by law.

5.8 Officers. Except as otherwise expressly delegated by resolution of the Board of Directors, the Board of Directors shall have the exclusive power and authority to appoint and remove officers of the Corporation.

ARTICLE VI

6.1 Elections of Directors. Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.

6.2 Advance Notice. Advance notice of nominations for the election of directors or proposals of other business to be considered by stockholders, made other than by the Board of Directors or a duly authorized committee thereof or any authorized officer of the Corporation to whom the Board of Directors or such committee shall have delegated such authority, shall be given in the manner provided in the Bylaws of the Corporation. Without limiting the generality of the foregoing, the Bylaws may require that such advance notice include such information as the Board of Directors may deem appropriate or useful.

6.3 No Stockholder Action by Consent. Subject to the terms of any one or more series or classes of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders of the Corporation and may not be effected by any written consent in lieu of a meeting by such stockholders, unless the directors then in office unanimously recommend that such action be permitted to be taken by written consent of stockholders. In the event that an action is permitted to be taken by written consent of stockholders in accordance with this Section 6.3 and a signed written consent(s) (and any related revocation(s)) is (are) delivered to the Corporation in the manner provided by applicable law, the Corporation may engage independent inspectors of elections for the purpose of performing promptly a ministerial review of the validity of the consents and revocations. In the event the Corporation engages such inspectors, then for the purpose of permitting the inspectors to perform such review no action by written consent in lieu of a meeting of stockholders shall be effective until such inspectors have completed their review, determined that the requisite number of valid and unrevoked consents delivered to the Corporation in accordance with applicable law have been obtained to take the action specified in the consents, and certified such determination for entry in the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders, and such action by written consent will take effect as of the date and time of the certification of the written consents and will not relate back to the date the written consents to take action were delivered to the Corporation.

6.4 Postponement, Conduct and Adjournment of Meetings. Any meeting of stockholders may be postponed by action of the Board of Directors at any time in advance of such meeting. The Board of Directors shall have the power to adopt such rules and regulations for the conduct of the meetings and management of the affairs of the Corporation as they may deem proper and the power to adjourn any meeting of stockholders without a vote of the stockholders, which powers may be delegated by the Board of Directors to the Chairperson of such meeting in either such rules and regulations or pursuant to the Bylaws of the Corporation.

6.5 Special Meetings of Stockholders. Subject to the terms of any one or more series or classes of Preferred Stock, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called at any time, by or at the direction of a majority of the directors then in office, the Chairperson of the Board or the Chief Executive Officer of the Corporation, except as otherwise provided in the Corporation’s Bylaws. In addition, holders of a majority of the then outstanding shares of common stock of the Corporation may call a special meeting of the stockholders of the Corporation.

ARTICLE VII

7.1 Limited Liability of Directors. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, no director of the Corporation shall have any personal liability to the Corporation or any of its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL is amended hereafter to permit the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any alteration, amendment, addition to or repeal of this Section 7.1, or adoption of any provision of this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Section 7.1, shall not adversely affect any right or protection of a director of the Corporation existing at the time of such alteration, amendment, addition to, repeal or adoption with respect to acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption.

7.2 Mandatory Indemnification and Advancement of Expenses. The Corporation shall indemnify and provide advancement to any Indemnitee (as defined below) to the fullest extent permitted by law, as such may be amended from time to time. In furtherance of the foregoing indemnification and advancement obligations, and without limiting the generality thereof:

(a) Proceedings Other Than Proceedings by or in the Right of the Corporation. Any Indemnitee shall be entitled to the rights of indemnification and advancement provided in this Section 7.2 if, by reason of his or her Corporate Status (as defined below), Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding (as defined below) other than a Proceeding by or in the right of the Corporation (with the approval of the Corporation’s Board of Directors). Pursuant to this Section 7.2(a), any Indemnitee shall be indemnified against all Expenses (as defined below), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her, or on his or her behalf, in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal Proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that Indemnitee’s conduct was unlawful.

(b) Proceedings by or in the Right of the Corporation. Any Indemnitee shall be entitled to the rights of indemnification and advancement provided in this Section 7.2, if, by reason of his or her Corporate Status, Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of the Corporation. Pursuant to this Section 7.2(b), any Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee, or on Indemnitee’s behalf, in connection with such Proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, if applicable law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been finally adjudged to be liable to the Corporation unless and to the extent that the Court of Chancery of the State of Delaware or the court in which such Proceeding was brought shall determine that such indemnification may be made.

7.3 Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Article VII, to the extent that any Indemnitee is, by reason of his or her Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he or she shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If such Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Corporation shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section 7.3 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

7.4 Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and advancement of expenses to employees and agents of the Corporation.

7.5 Advancement of Expenses. Notwithstanding any other provision of this Article VII, the Corporation shall advance all Expenses incurred by or on behalf of any Indemnitee in connection with any Proceeding by reason of Indemnitee’s Corporate Status within thirty (30) days after the receipt by the Corporation of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding, and regardless of such Indemnitee’s ability to repay any such amounts in the event of an ultimate determination that Indemnitee is not entitled thereto. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses. Any advances and undertakings to repay pursuant to this Section 7.5 shall be unsecured and interest free.

7.6 Non-Exclusivity. The rights to indemnification and to the advance of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under applicable law, this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, any agreement, vote of stockholders, resolution of directors or otherwise.

7.7 Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation against any liability asserted against him or her and incurred by him or her or on his or her behalf in such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.

7.8 Exception to Rights of Indemnification and Advancement. Notwithstanding any provision in this Article VII, the Corporation shall not be obligated by this Article VII to make any indemnity or advancement in connection with any claim made against an Indemnitee:

(a) except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or

(b) for an accounting of profits made from the purchase and sale (or sale and purchase) by such Indemnitee of securities of the Corporation within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory law or common law;

(c) for reimbursement to the Corporation of any bonus or other incentive-based or equity based compensation or of any profits realized by Indemnitee from the sale of securities of the Corporation in each case as required under the Exchange Act; or

(d) in connection with any Proceeding (or any part of any Proceeding) initiated by such Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by such Indemnitee against the Corporation or its directors, officers, employees or other indemnitees, unless (i) the Corporation has joined in or prior to its initiation the Board of Directors authorized such Proceeding (or any part of such Proceeding), (ii) the Corporation provides the indemnification or advancement, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law or (iii) the Proceeding is one to enforce such Indemnitee’s rights under this Article VII, Article VI of the Bylaws or any other indemnification, advancement or exculpation rights to which Indemnitee may at any time be entitled under applicable law or any agreement.

7.9 Definitions. For purposes of this Article VII:

(a) “Corporate Status” describes the status of an individual who is or was a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of the Corporation or of any other Enterprise that such individual is or was serving at the request of the Corporation.

(b) “Enterprise” shall mean the Corporation and any other corporation, constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which the Corporation (or any of their wholly owned subsidiaries) is a party, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent.

(c) “Expenses” shall include all direct and indirect costs, fees and expenses of any type or nature whatsoever, including, without limitation, all attorneys’ fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, fees of private investigators and professional advisors, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, fax transmission charges, secretarial services, any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Article VII, ERISA excise taxes and penalties, and all other disbursements, obligations or expenses in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settlement or appeal of, or otherwise participating in, a Proceeding, including, without limitation, reasonable compensation for time spent by the Indemnitee for which he or she is not otherwise compensated by the Corporation or any third party. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the principal, premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(d) “Indemnitee” means any current or former director or officer of the Corporation; and

(e) “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Corporation or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative (formal or informal) nature, including appeal therefrom, in which Indemnitee was, is, will or might be involved as a party, potential party, non-party witness or otherwise by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Corporation, by reason of any action (or failure to act) taken by him or of any action (or failure to act) on his part while acting as a director, officer, employee or agent of the Corporation, or by reason of the fact that Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under this Article VII. If the Indemnitee believes in good faith that a given situation may lead to or culminate in the institution of a Proceeding, this shall be considered a Proceeding under this Article VII.

7.10 Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 7.8 of this Article VII, and notwithstanding the absence of any determination thereunder, any Indemnitee may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 7.2 of this Article VII.

The basis of such indemnification by a court shall be a determination by such court that indemnification of Indemnitee is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 7.2(a) or Section 7.2(b) of this Article VII, as the case may be. The absence of any determination thereunder shall not be a defense to such application or create a presumption that Indemnitee has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 7.10 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, Indemnitee shall also be entitled to be paid the Expenses of prosecuting such application.

7.11 Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.12 Amendment of Article VII. No alteration, amendment, addition to or repeal of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Article VII or Article VI of the Bylaws, shall adversely affect any rights to indemnification and to the advancement of expenses of a director or officer (or, as authorized by the Board pursuant to Section 7.4, of an employee or agent) of the Corporation existing at the time of such alteration, amendment, addition to, repeal or adoption with respect to any acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption.

ARTICLE VIII

8.1 Delaware. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE IX

9.1 Amendments to Bylaws. In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered to make, alter, amend, add to or repeal any and all Bylaws of the Corporation by a majority of the directors then in office. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock), the affirmative vote of the holders of at least 50% of the voting power of the Corporation’s then outstanding shares entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to make, alter, amend, add to or repeal any or all Bylaws of the Corporation or to adopt any provision inconsistent therewith.

ARTICLE X

10.1 Section 203 of the DGCL. The Corporation shall be governed by Section 203 of the DGCL (“Section 203”), and the restrictions contained in Section 203 shall apply to the Corporation.

ARTICLE XI

11.1 Forum. Unless the Corporation consents in writing in advance to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by, or any wrongdoing by, any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action asserting a claim arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation (including as it may be amended from time to time), or the Bylaws, (D) any action to interpret, apply, enforce or determine the validity of the Corporation’s Certificate of Incorporation or the Bylaws, or (E) any action asserting a claim governed by the internal affairs doctrine. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

ARTICLE XII

12.1 Amendment. The Corporation reserves the right, at any time and from time to time, to alter, amend, add to or repeal any provision contained in this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) in any manner now or hereafter prescribed by law, and all rights, preferences, privileges and powers of any nature conferred upon stockholders, directors or any other persons herein are granted subject to this reservation.

ARTICLE XIII

13.1 Severability. If any provision (or any part thereof) of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any section of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this      day of                 , 2018.

Lantheus Holdings, Inc.

By:
Name:
Title:

ANNUAL MEETING OF LANTHEUS HOLDINGS, INC.

Date:	Thursday, April 26, 2018
Time:	11:00 A.M. (Eastern Time)
Place:	DoubleTree - Bedford Glen, 44 Middlesex Turnpike, Bedford, MA 01730

Please make your marks like this:    ☒  Use dark black pencil or pen only

The Board of Directors Recommends a Vote FOR proposals 1, 2, 3, 4 and 5.

1:	To elect four Class III directors to serve until the 2021 Annual Meeting of Stockholders:
01 Brian Markison
02 Gary Pruden
03 Kenneth Pucel
04 Dr. James Thrall

Vote For All Nominees	Withhold Vote From All Nominees	Vote For All Except
☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Vote For All Except” box and write the number(s) in the space provided to the right.

		For	Against	Abstain
2:	To approve an amendment to our Charter to eliminate the supermajority voting requirement for amendments to certain provisions of our Charter.	☐	☐	☐
		For	Against	Abstain
3:	To approve an amendment to our Charter to permit the holders of at least a majority of our common stock to call special meetings of the stockholders.	☐	☐	☐
		For	Against	Abstain
4:	To approve an amendment to our Charter to delete various provisions related to our former sponsor that are no longer applicable.	☐	☐	☐
		For	Against	Abstain
5:	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending on December 31, 2018.	☐	☐	☐

	To attend the meeting and vote your shares in person, please mark this box.		☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided.

Annual Meeting of Lantheus Holdings, Inc.

to be held on Thursday, April 26, 2018

for Holders as of February 26, 2018

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE

Go To	Call
www.proxypush.com/lnth	866-240-5317

•	Cast your vote online 24 hours a day/7 days a week.	OR	•	Use any touch-tone telephone toll-free 24 hours a day/7 days a week.
•	Have your Proxy Card/Voting Instructions Form ready.	MAIL	• •	Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions.
•	View Meeting Documents.

OR	•	Mark, sign and date your Proxy Card/Voting Instruction Form.
	•	Detach your Proxy Card/Voting Instruction Form.
	•	Return your Proxy Card/Voting Instruction Form in the
postage-paid envelope provided.

The undersigned hereby appoints Mary Anne Heino, John Crowley, Michael P. Duffy, Daniel Niedzwiecki and Eric Green and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Lantheus Holdings, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2, 3, 4 AND 5.

All votes must be received by 5:00 P.M., Eastern Time, April 25, 2018.

PROXY TABULATOR FOR LANTHEUS HOLDINGS, INC. c/o MEDIANT COMMUNICATIONS P.O. BOX 8016 CARY, NC 27512-9903

EVENT # CLIENT #